UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gastar Exploration Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 26, 2018

To our Stockholders:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 26, 2018, 10:00 a.m., central time, at the Embassy Suites by Hilton Downtown Houston, 1515 Dallas Street, Houston, Texas 77010. At the Annual Meeting, holders of the Company’s common stock will consider and vote on the following proposals:

1.

To elect the five (5) nominees named in the proxy statement accompanying this notice (the “Proxy Statement”) as members of our board of directors to serve until our 2019 annual meeting of stockholders and their successors are elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018;
3.	To approve on a non-binding advisory basis the compensation of our named executive officers (“Named Executive Officers”); and
4.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Holders of record of the Company’s common stock at the close of business on May 11, 2018, which is the record date to establish holders of common stock for the Annual Meeting, are entitled to notice of and to attend the Annual Meeting or any adjournment or postponement thereof and to vote on the above listed matters at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection starting on June 15, 2018 through June 25, 2018 during usual business hours at our offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, and will also be available for inspection at the Annual Meeting.

It is important that your shares of common stock are represented at the Annual Meeting, whether or not you plan to attend in person and regardless of the number of shares of common stock you own. If you are a stockholder whose shares of common stock are registered in your name, to ensure your shares of common stock are represented, we urge you to submit a proxy containing your voting instructions as soon as possible via the Internet or telephone per the instructions provided or by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, in the manner described in the Proxy Statement. Even if you submit your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

The specific details of the matters proposed to be dealt with at the Annual Meeting are set forth in the accompanying Proxy Statement.

Holders of the Company’s outstanding Special Voting Preferred Stock, currently consisting of funds managed indirectly by Ares Management LLC, are also entitled to notice of and to attend the Annual Meeting at which the holders of Special Voting Preferred Stock, voting exclusively and separately as a class, will be entitled to elect two additional directors to our board of directors, subject to the holders meeting certain beneficial ownership thresholds with respect to the Company’s common stock.  As there will be no record date set with respect to voting the Special Voting Preferred Stock at the Annual Meeting, holders of record of the Special Voting Preferred Stock as of the close of business on the business day prior to the date of the Annual Meeting (June 25, 2018) will be entitled to vote such shares at the Annual Meeting. Holders of Special Voting Preferred Stock will not be entitled to vote for other director nominees or on any of the other matters set forth above to be considered and voted upon at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 26, 2018.
The Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2017 are available at http://www.proxyvote.com.

DATED this 21st day of May 2018.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JERRY R. SCHUYLER
Jerry R. Schuyler Interim Chief Executive Officer and Chairman of the Board of Directors

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 26, 2018

This proxy statement (the “Proxy Statement”) contains information about the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc. (“Gastar,” the “Company,” “we,” “us” or “our”). The Annual Meeting will be held on Tuesday, June 26, 2018, 10:00 a.m., central time, at the Embassy Suites by Hilton Houston Downtown, 1515 Dallas Street, Houston, Texas 77010.

This Proxy Statement is being furnished to our common stockholders in connection with the solicitation by our board of directors (the “Board”) of proxies to be voted on at the Annual Meeting. As a stockholder, your vote is very important, and the Board strongly encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting in person. Shares of common stock cannot be voted at the Annual Meeting unless the owner is present to vote or is represented by proxy. All proxies will be voted in accordance with the instructions they contain.

The matters to be acted on at the Annual Meeting are set forth below and in the accompanying Notice of the 2018 Annual Meeting of Stockholders (the “Notice”) and are explained in more detail elsewhere in this Proxy Statement.  Additionally, funds managed indirectly by Ares Management LLC (“Ares”), as holders of all of our outstanding shares of Special Voting Preferred Stock, have nominated, and are expected to elect at the Annual Meeting, two directors to serve on our Board.  Holders of the outstanding shares of Special Voting Preferred Stock must meet certain beneficial ownership thresholds with respect to the Company’s common stock (at least 15% of the outstanding common stock) in order to have the right to nominate and elect two directors to serve on our Board.  As of May 11, 2018, the record date to establish holders of common stock for the Annual Meeting, funds managed indirectly by Ares are the holders of 56,712,088 shares, or 25.8% of our outstanding common stock.  At the Annual Meeting, we will report on our business and financial performance for the year ended December 31, 2017, including our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2017, and other information concerning us that can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is included in our 2017 Annual Report to Stockholders (the “2017 Annual Report”). The 2017 Annual Report does not constitute a part of our proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON TUESDAY, JUNE 26, 2018.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and in connection with the solicitation of proxies by the Board for the Annual Meeting, we have made our proxy materials available to you free of charge on the Internet in addition to delivering paper versions of these materials to you by mail (including the Notice, this Proxy Statement, the 2017 Annual Report and a form of proxy).  Beginning on May 29, 2018, these proxy materials are being mailed to our stockholders and are available on the Internet at http://www.proxyvote.com.

i

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Board is soliciting your proxy to vote at the Annual Meeting because you owned shares of common stock at the close of business on May 11, 2018, the record date for the Annual Meeting (the “Record Date”), and are therefore entitled to notice regarding the Annual Meeting, and to attend and vote at the Annual Meeting. This Proxy Statement, along with a proxy card, is being mailed to stockholders beginning on May 29, 2018. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting. As a stockholder, your vote is very important and the Board strongly encourages you to exercise your right to vote. You do not need to attend the Annual Meeting in person to vote your shares of common stock, and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or telephone or by signing and returning the attached proxy card in the envelope provided. See “How do I vote my shares of common stock?” below.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, June 26, 2018, 10:00 a.m., central time, at the Embassy Suites by Hilton Houston Downtown, 1515 Dallas Street, Houston, Texas 77010.

Who is soliciting my proxy?

The Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing and returning the proxy card or by casting your vote via the Internet or telephone, you are authorizing the proxy holders to vote your shares at the Annual Meeting, as you have instructed.

On what matters will I be voting?

At the Annual Meeting, our common stockholders will be asked:

1.	To elect the five (5) nominees named in this Proxy Statement members of the Board to serve until our 2019 annual meeting of stockholders and their successors are elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018;
3.	To approve on a non-binding advisory basis the compensation of our named executive officers (“Named Executive Officers”); and

4.  To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy.  If you properly execute and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are listed below.  If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy.  Such persons intend to vote on any such other matter in accordance with their best judgment.  We are not aware of and do not expect any matters to be presented for action at the Annual Meeting other than the items outlined above.

In addition, our executive management will report on our business and financial performance during fiscal year 2017 and respond to your questions.

How does the Board recommend that I cast my vote?

The Board unanimously recommends that you vote:

•	FOR the election to the Board of each of the five (5) nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
•	FOR the approval on an advisory basis of the compensation of our Named Executive Officers;

How many votes may I cast?

Each share of common stock that you own on the Record Date entitles you to cast one vote on each matter that is properly brought before the Annual Meeting.

Each share of Special Voting Preferred Stock entitles the holder to cast one vote on the election of the two additional directors to our Board.

How many votes can be cast by stockholders?

As of the Record Date, there were 220,105,332 shares of common stock outstanding and entitled to vote at the Annual Meeting.

As of the Record Date, there were 2,000 shares of the Special Voting Preferred Stock, all of which was owned by funds managed indirectly by Ares.

Is my vote important?

Your vote is important regardless of how many shares of common stock that you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Can I vote if my shares are held in “street name”?

If your shares of common stock are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares of common stock held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of common stock and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. In order to vote your shares of common stock, you will need to follow the directions your broker, bank or other nominee provides you.

What are broker non-votes and abstentions?

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NYSE American LLC (“NYSE American”).

There are also non-discretionary matters for which brokers, banks and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker, bank or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker, bank or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

If your shares of common stock are held in “street name” and you do not give voting instructions, pursuant to NYSE American Company Guide Section 723, the record holder will not be permitted to vote your shares with respect to the election of director nominees or the advisory vote to approve Named Executive Officer compensation, and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in “street name” and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to ratification of the appointment of BDO USA, LLP because this is a matter for which they have discretionary authority.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.  The effect of such abstentions is discussed in more detail by proposition below under the question regarding the required vote.

How many shares of stock must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is the presence, either in person or by proxy, of holders of not less than one-third (33 1/3%) of the total outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

What vote is required to elect the five (5) directors by the common stockholders and to approve each of the stockholder proposals discussed in this Proxy Statement?

Proposal	Vote Required

To elect the five (5) nominees named in the Proxy Statement as members of the Board to serve until our annual meeting in 2019 or until their successors are qualified and elected.	A plurality of the votes cast in person or by proxy.

To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018.	A majority of the votes cast in person or by proxy.

To approve on a non-binding advisory basis the compensation of our Named Executive Officers.	A majority of the votes cast in person or by proxy.

As noted above, except with respect to ratification of the appointment of BDO USA, LLP, shares represented by broker non-votes are not considered votes cast.  With respect to the election of directors, votes may be cast in favor of or withheld from the election of each nominee.  Votes that are withheld from a director’s election will count toward a quorum but will not affect the outcome of the vote on the election of a director.  Also, broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on the election of a director because the number of nominees does not exceed the number of Board positions being voted on.  With respect to the approval of the compensation of Named Executive Officers, for which the affirmative vote of the holders of a majority of the votes cast in person or by proxy is required, abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the outcome of the vote.  With respect to the ratification of the appointment of BDO USA, LLP, abstentions are not considered to be votes cast and therefore will not affect the outcome of the vote.

While the advisory vote on Named Executive Officer compensation is required by law, the outcome will not be binding on Gastar or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the Compensation Committee will take into account the outcome of the advisory vote on executive compensation when considering future executive compensation decisions.

In addition, with respect to the election of the two additional directors to be elected by the holders of the Company’s outstanding Special Voting Preferred Stock, voting exclusively and separately as a class, such directors will be elected by holders of a majority of the issued and outstanding shares of Special Voting Preferred Stock.  Abstentions will count as votes cast against the election.

How do I vote my shares of common stock?

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

To Vote by Mail. You may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed envelope.  The shares of common stock that you own will be voted according to the instructions on the proxy card that you provide.  If you sign and return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the shares of common stock that you own will be voted in accordance with the recommendations of the Board.  In order to be valid and acted upon at the Annual Meeting, your proxy card must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

•

To Vote by Internet. You may vote online by going to the following Internet address: http://www.proxyvote.com. Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot. You may use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on June 25, 2018.

•

To Vote by Telephone.  You may vote by phone by using a touch-tone telephone and calling the following toll free number:  1-800-690-6903.  Please have your proxy card available and follow the instructions to vote.  You may use the phone to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on June 25, 2018.

•

To Vote in Person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at the Annual Meeting. Attending the Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy via mail or by Internet or telephone will not prevent you from attending the Annual Meeting and voting in person.

Street Name Stockholders. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your broker, bank or other nominee and returning it to such party in the manner specified in such materials.

•

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

•

In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I change my vote after I have mailed my proxy card?

Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•

submitting written notice to that effect or a new proxy to our Corporate Secretary at our registered office at any time up to and including the last business day preceding the day of the Annual Meeting;

•	submitting written notice to that effect or a new proxy to the chairperson of the Annual Meeting at the Annual Meeting at any time before the polls close at the Annual Meeting;
•	voting again through the Internet or by telephone prior to 11:59 p.m. Eastern Time on June 25, 2018;
•	voting in person at the Annual Meeting; and
•	in any other manner permitted by law.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such entity's procedures. In either case, your attendance at the Annual Meeting alone will not revoke your proxy.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

At the Annual Meeting, holders of our outstanding Special Voting Preferred Stock, currently consisting of funds managed indirectly by Ares, are entitled to nominate, and voting exclusively and separately as a class will be entitled to elect, two additional directors to our Board, provided that such holders, their permitted subsequent holders and their respective affiliates beneficially own at least 15% of our outstanding common stock.  The holders of Special Voting Preferred Stock have nominated and are expected to elect as directors at the Annual Meeting Ronald D. Scott and Nathan W. Walton.  The required quorum for election of directors by the holders of Special Voting Preferred Stock at the Annual Meeting is the presence in person or by proxy of the holders of a majority of the outstanding shares of Special Voting Preferred Stock.  Our Special Voting Preferred Stock does not entitle the holder to vote for other director nominees or on any other matter known or expected to be voted on at the Annual Meeting.

We do not expect any other matters to be presented for action at the Annual Meeting other than the items discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card, whether you submit your proxy in person, over the Internet or by telephone or mail, will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

You may submit proposals for consideration at future annual meetings. See “Proposals for 2019 Annual Meeting of Stockholders” for information regarding the submission of stockholder proposals at next year’s annual meeting.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and the other proxy materials furnished to stockholders.  In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.  We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How do I get directions to the Annual Meeting?

For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 739-1800.

INFORMATION ABOUT DIRECTORS, DIRECTOR NOMINEES,

EXECUTIVE OFFICERS AND MEMBERS OF MANAGEMENT

The Board currently is composed of seven (7) members: Jerry R. Schuyler (Chairman), Randolph C. Coley (Lead Director), Stephen A. Holditch, Robert D. Penner, Harry Quarls, Ronald D. Scott and Nathan W. Walton.

The Nominating & Governance Committee has recommended to the Board, and the Board has nominated Messrs. Schuyler, Coley, Holditch and Penner for re-election and Mr. Quarls for election by the common stockholders at the Annual Meeting.  Messrs. Scott and Walton have been nominated for election as directors by the holders of our Special Voting Preferred Stock.  Information about each director nominee can be found beginning on page 40 in connection with “Proposal 1. Election of the Board.”  If any director nominees is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named in the accompanying proxy will vote for the election of such other person(s) as may be nominated by the Board or the Board may reduce the size of the Board.

Biographical information about our executive officers and other members of our management as of May 21, 2018 is set forth below other than our Interim Chief Executive Officer, who also serves as director.

Name	Age	Position
Jerry R. Schuyler(1)(2)	63	Interim Chief Executive Officer, Director and Chairman of the Board
Michael A. Gerlich(1)	64	Senior Vice President, Chief Financial Officer and Corporate Secretary
Stephen P. Roberts(1)	55	Senior Vice President and Chief Operating Officer
Henry J. Hansen	62	Vice President – Land
Trent J. Determann	31	Vice President – Finance

(1)

Messrs. Schuyler, Gerlich and Roberts are currently our only “Executive Officers” as such term is defined by the rules promulgated by the SEC.  Mr. Schuyler was appointed Interim Chief Executive Officer effective February 27, 2018.

(2)	For a description of the business background and other information concerning Mr. Schuyler, see page 40 in connection with “Proposal 1. Election of the Board.”

Michael A. Gerlich joined us in May 2005 as Vice President and Chief Financial Officer and was appointed Corporate Secretary on March 8, 2011 and was promoted to Senior Vice President in June 2013. Mr. Gerlich has more than 37 years of oil and natural gas accounting and finance experience. From 1999 until joining us in 2005, he held various accounting and finance positions at Calpine Natural Gas LP, a wholly-owned subsidiary of Calpine Corporation, an independent electric power generation company listed on the New York Stock Exchange. His last position at Calpine Natural Gas LP was Senior Vice President – Accounting and Finance for natural gas and oil operations of the wholly-owned subsidiary. From 1994 until 1999, Mr. Gerlich served as Vice President and Chief Financial Officer of Sheridan Energy, Inc., an independent natural gas and oil exploration company traded on the NASDAQ, which was acquired in 1999 by Calpine Corporation. Over a 12-year period prior to joining Sheridan Energy, Inc., Mr. Gerlich held various accounting and finance positions with Trinity Resources, Ltd., an independent natural gas and oil exploration and production company, with his last position being Executive Vice President and Chief Financial Officer. Prior to that, Mr. Gerlich was also with the auditing firm of Deloitte LLP, where the focus of his practice was with energy related clients. Mr. Gerlich served as a member of the board of directors and as the Audit Committee Chairman for PetroPoint Energy Partners LP (“PetroPoint”), a private upstream oil and gas limited partnership, from November 2012 until PetroPoint’s property sale and dissolution in August 2014. Mr. Gerlich is a Certified Public Accountant and graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Stephen P. Roberts joined us in June 2017 as Senior Vice President and Chief Operating Officer. Mr. Roberts has more than 29 years of experience in the oil and gas industry.  From 1998 until joining Gastar, Mr. Roberts held various positions at Jones Energy, Inc. (“Jones Energy”), an exploration and production company, including Senior Vice President over the Anadarko and Arkoma asset groups and Senior Vice President of Drilling and Completions.  During his 19-year tenure with Jones Energy, he was directly responsible for the drilling and completion of over 700 horizontal wells in seven different formations.  Prior to joining Jones Energy, he held various positions of increasing responsibility with Marathon Oil Corporation and Samson Resources Corporation.  Mr. Roberts holds a B.S. degree in Petroleum Engineering and a M.B.A. in Finance from Texas Tech University.

Henry J. Hansen joined us in September 2005 as Vice President of Land. Mr. Hansen has more than 36 years of land management experience. Prior to joining us, Mr. Hansen was Rocky Mountain Land Manager with El Paso Corporation, an oil and natural gas exploration, production and pipeline company, from 1999 until January 2003. From January 2003 until June 2004, he worked as an independent land consultant. Mr. Hansen returned to El Paso Corporation in June 2004, where he was a senior landman until joining us in September 2005. Mr. Hansen graduated from the University of Texas at Austin with a Bachelor of Business Administration in Petroleum Management.

Trent J. Determann joined us in August 2014 and was promoted to Vice President – Finance in November 2016.  Prior to joining Gastar, Mr. Determann was Manager – Financial Planning and Strategy for PetroPoint, a private upstream oil and gas limited partnership formed to acquire and exploit mature conventional onshore oil and gas assets, from October 2012 until PetroPoint’s sale and dissolution in August 2014.  Prior to PetroPoint, Mr. Determann worked for the energy group of RBC Capital Markets Global Investment Banking Division from October 2010 to October 2012.  Mr. Determann began his career as an analyst in the Commercial Banking Group of BBVA Compass.  Mr. Determann graduated from Louisiana State University with a Bachelor of Science in Finance.

There are no family relationships between our Named Executive Officers, those members of management noted above and our directors.

CORPORATE GOVERNANCE

Information about the Board

The Board believes that good corporate governance improves corporate performance and benefits all stockholders. This section sets out our approach to corporate governance and addresses our compliance with NYSE American listing requirements.

Mandate of the Board

The Board is responsible for managing our business affairs. The primary responsibility of the Board is to promote our best interests and the best interests of our stockholders. This responsibility includes: (i) approving annual capital expenditure budgets and general and administrative expense budgets and reviewing fundamental operating, financial and other corporate plans, strategies and objectives; (ii) outlining key operating parameters including debt levels and ratios; (iii) evaluating our performance and the performance of our senior management; (iv) determining, evaluating and fixing the compensation of executive officers; (v) adopting policies of corporate governance and conduct; (vi) considering risk management matters; (vii) reviewing the process of providing appropriate financial and operational information to stockholders and the public generally; and (viii) evaluating the overall effectiveness of the Board. The Board explicitly acknowledges its responsibility for our stewardship. The Board reviews with management matters of strategic planning, business risk identification, succession planning, communications policy and integrity of internal control and management information systems. The Board fulfills its responsibilities through regular and special meetings.

Current Members of the Board and Director Independence

The Board currently is comprised of seven (7) members. The Board has determined that each member of the Board, with the exception of Mr. Schuyler, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE American listing requirements. Mr. Schuyler, as our Interim Chief Executive Officer, is not considered to be independent.  The Board has appointed Mr. Coley to serve as independent lead director.  Further, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Reserves Review Committee does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE American listing requirements, including the heightened requirements applicable to membership on specific committees.

The following sets forth the current committee memberships of our seven (7) directors:

Name	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee	Special Committee(1)
Jerry R. Schuyler, Director and Interim Chief Executive Officer and Chairman of the Board	—	—	—	—	X
Randolph C. Coley, Director	X	X	—	Chairman	Chairman
Stephen A. Holditch, Director	—	X	Chairman	X	—
Robert D. Penner, Director	Chairman	—	X	X	—
Harry Quarls, Director(2)	—	—	—	—	—
Ronald D. Scott, Director	X	Chairman	X	—	X
Nathan W. Walton, Director	—	—	—	—	—

(1)	Special committee established March 2018 to oversee the search for new CEO.
(2)	Mr. Quarls was appointed as a director effective May 14, 2018 and has yet to be appointed to any committee(s).

Board and Committee Meetings

The Board meets a minimum of four (4) times per year. In addition, the Board meets at such other times as may be required if it is not possible to deal with our business at a regularly scheduled quarterly meeting.

The Board facilitates its independent supervision over management in a number of ways, including by holding regular meetings at which members of management and non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.

Under the terms of our Special Voting Preferred Stock, holders of such stock have the option and right (but not the obligation) to designate one director elected by class vote of such holders (a “Preferred Director”) to serve on one or more committees of the Board without limitation, provided that such Preferred Director meets the applicable independence requirements and any qualification requirements applicable to such committee. Messrs. Scott and Walton have been nominated as Preferred Directors by holders of the Special Voting Preferred Stock and are expected to be re-elected as Preferred Directors at the Annual Meeting.

For the year ended December 31, 2017, Messrs. Porter, Coley, Holditch, Penner and Schuyler attended 100% of all meetings held by the Board during the time in which they were a member of the Board.  For the year ended December 31, 2017, John H.  Cassels attended 94% and Messrs. Scott and Walton attended 90% of all meetings held by the Board during the time in which they were a member of the Board.  In addition, Messrs. Coley, Holditch, Penner and Schuyler each attended 100% of all applicable committee meetings during the time in which they served on such committees during 2017.

The following table sets forth the number of Board and committee meetings held during 2017 and the attendance of each director during the time in which he was a member of the Board and of a committee:

Name	Board Meetings	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee	Special Committee(4)
J. Russell Porter(1)	16 of 16	n/a	n/a	n/a	n/a	n/a
John H. Cassels(2)	15 of 16	4 of 4	3 of 3	2 of 2	n/a	n/a
Randolph C. Coley	16 of 16	4 of 4	3 of 3	n/a	2 of 2	1 of 1
Stephen A. Holditch	16 of 16	n/a	n/a	2 of 2	2 of 2	n/a
Robert D. Penner	16 of 16	4 of 4	n/a	n/a	2 of 2	n/a
Jerry R. Schuyler	16 of 16	n/a	3 of 3	2 of 2	n/a	1 of 1
Ronald D. Scott(3)	9 of 10	n/a	n/a	1 of 1	n/a	0 of 1
Nathan W. Walton(3)	9 of 10	n/a	n/a	n/a	n/a	1 of 1

(1)	Mr. Porter resigned as President, Chief Executive Officer and Director on February 26, 2018.
(2)	Mr. Cassels retired as Director on December 31, 2017.
(3)	Messrs. Scott and Walton were appointed to the Board on May 2, 2017.
(4)	Special committee to oversee sale of West Edmond Hunton Lime Unit assets. The special committee met one time in 2017 and four times in 2018 before dissolution.

Board Composition and Leadership Structure

Mr. Schuyler was appointed Chairman of the Board effective November 16, 2015 and Interim Chief Executive Officer on February 27, 2018. Our former President, Chief Executive Officer and Director, Mr. Porter, resigned on February 26, 2018.  Mr. Coley was appointed independent lead director on February 27, 2018.

Prior to the resignation of the Company’s Chief Executive Officer on February 26, 2018, the Board had determined that the offices of Chairman of the Board and Chief Executive Officer should be separated as the separation of these roles would maximize management’s efficiency and efforts to maintain strong corporate governance and assure stockholder representation and the independent, objective and effective oversight of management. Separating these positions allows the Chief Executive Officer to focus on day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing guidance to and oversight of management. Currently, however, on an interim-basis, the roles of Chairman of the Board and Chief Executive Officer have been combined until the Chief Executive Officer position can be filled.  In order to ensure strong corporate governance, Mr. Coley was appointed Lead Director effective February 27, 2018.

The Corporate Governance Guidelines, however, provide that each year the Nominating & Governance Committee will review whether this policy is in the best interests of the Company and its stockholders. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same or different individuals.

The Board holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.  Prior to assuming the Interim Chief Executive Officer role, Mr. Schuyler presided at these meetings.  The Lead Director, Mr. Coley, currently presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on our properties, business, operations and industry and on the responsibilities of directors. Board meetings may also include presentations by our management and employees to give the directors additional insight into our business. New directors are provided with access to our publicly-filed documents, technical reports and internal financial information and copies of all of the minutes of Board and committee meetings and corporate governance materials are made available to director nominees. Directors are encouraged to ask questions and communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation.

Nomination of Directors

The Board has delegated the responsibility of identifying new director candidates to the Nominating & Governance Committee. The process and responsibility of the Nominating & Governance Committee is set forth on page 14 under the heading “Nominating & Governance Committee.”  The current holders of our Special Voting Preferred Stock have the right to nominate and elect at each Annual Meeting up to two directors designated by them to serve on the Board.

Compensation

The Board has delegated the responsibility of determining compensation strategies and recommending the forms and amounts of compensation for directors, officers, consultants and employees to the Compensation Committee. Please refer to the disclosure on page 13 under the heading “Compensation Committee.”

Board Evaluations/Assessments

We have established procedures and surveys for assessing and evaluating the performance of the Board. The surveys completed by each director are summarized and discussed by the Board as a whole with the objective of making appropriate changes to the Board’s policies or procedures to ensure greater Board effectiveness.

Code of Conduct and Ethics

We adopted a Code of Conduct and Ethics for all directors, officers and other employees. A copy of our Code of Conduct and Ethics is available free of charge on our website at www.gastar.com. A copy of our Code of Conduct and Ethics will also be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.

Stockholder Communications with the Board

Stockholders or other interested parties may send communications to the Board, the Chairman of the Board, any committee of the Board or any other director in particular, by writing to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, our Corporate Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.

Comments or complaints relating to our accounting, internal accounting controls or auditing matters will be referred to our Audit Committee. Our Audit Committee has procedures for (i) receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; (ii) receipt, retention and treatment of complaints regarding potential violations of applicable laws, rules and regulations or of our codes, policies and procedures; and (iii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. These “whistleblower” policies and procedures adopted by the Audit Committee are available free of charge on our website at www.gastar.com.

Attendance at the Annual Meeting of Stockholders

Although all directors are encouraged to attend the annual meeting of stockholders, we do not have a formal policy with regards to director attendance. In 2017, Messrs. Cassels, Coley, Holditch, Porter and Schuyler attended our annual meeting of stockholders.

INFORMATION ABOUT OUR COMMITTEES OF THE BOARD

The Board has designated a standing Audit Committee, Compensation Committee, Reserves Review Committee and Nominating & Governance Committee. Each committee has a written charter that has been approved by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole. Our Board has also adopted a Code of Conduct and Ethics and other governance policies. Each such document is available free of charge on our website at www.gastar.com. A copy of each such document will be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.  In accordance with the Company’s Corporate Governance Guidelines, in addition to established Board Committees, the Board may, from time to time, establish other committees to assist it in carrying out its duties.

Audit Committee

The Audit Committee currently consists of Messrs. Penner (Chairman), Coley and Scott, each of whom the Board has determined to be independent according to the definition of independence under the rules of the NYSE American, including the rules specific to audit committee members, and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules promulgated by the SEC thereunder. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and that Mr. Penner is an “audit committee financial expert,” within the meaning proscribed by the rules and regulations promulgated by the SEC. He became a member of the Board effective July 16, 2007. Mr. Penner is a retired senior partner with KPMG LLP (“KPMG”), whose career of advising public and private clients on tax and accounting matters has spanned more than 42 years. The Audit Committee met four (4) times during 2017.

In accordance with its charter, the Audit Committee examines and reviews, on behalf of the Board, internal financial controls, financial and accounting policies and practices, the form and content of financial reports and statements and the work of the external auditors. The Audit Committee is responsible for hiring, overseeing and terminating the independent registered public accounting firm and determining the compensation of such accountants. The Chief Financial Officer attends the meetings of the Audit Committee by invitation.

The Audit Committee has performed its annual review and assessment of the Audit Committee charter. A copy of the charter for the Audit Committee is available free of charge on our website at www.gastar.com.

Audit Committee Report

The Audit Committee assists the Board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements, and is responsible for selecting and retaining the independent auditors. The Audit Committee’s responsibilities are more fully described in its charter. Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Audit Committee met four (4) times during the year ended December 31, 2017.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2017, and discussed them with management and BDO USA, LLP, our independent registered public accounting firm. The Audit Committee discussed and reviewed with BDO USA, LLP all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP its independence from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2017 Annual Report.

Gastar Exploration Inc.
Audit Committee
/s/ Robert D. Penner, Chairman
/s/ Randolph C. Coley
/s/ Ronald D. Scott

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

*    *    *

Compensation Committee

The Compensation Committee currently consists of Messrs. Scott (Chairman), Coley and Holditch, each of whom the Board has determined to be independent according to the definition of independence under the NYSE American listing standards, including the rules specific to compensation committee members. The Compensation Committee met three (3) times during 2017.

The aim of the Compensation Committee is to award and compensate our officers and employees in a manner which provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive (bonus) paid in cash and long-term equity based incentives.

The Compensation Committee reviews and recommends the compensation philosophy and guidelines for us, including recommendations to the Board for its consideration and approval of annual salary, incentive policies and programs, material new benefit programs and material changes to existing benefit programs.

On an annual basis, the Compensation Committee reviews the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board recommendations with respect to the base salary, bonus and participation in long-term incentive compensation arrangements for each executive officer. In conducting its review, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines.  The Compensation Committee also has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee.  In determining 2017 annual incentive cash awards, the Compensation Committee retained Longnecker & Associates (“L&A”), a company that monitors executive and board compensation, equity grants and award policies and corporate compensation practices, as its independent compensation consultant for matters related to executive and non-management director compensation.  The Compensation Committee used compensation data provided by L&A.  In selecting L&A as its independent compensation consultant, the Compensation Committee assessed the independence of L&A pursuant to SEC rules and considered, among other things, whether L&A provides any other services to us, the fees paid by us to L&A as a percentage of L&A’s total revenues, the policies of L&A that are designed to prevent any conflict of interest between L&A, the Compensation Committee and us, any personal or business relationship between L&A and a member of the Compensation Committee or one of our executive officers and whether L&A owned any shares of our common stock.  In addition to the foregoing, the Compensation Committee received an independence letter from L&A, as well as other documentation addressing the firm’s independence.  L&A reports exclusively to the Compensation Committee and does not provide any additional services to us.  The Compensation Committee has discussed these considerations and has concluded that L&A is independent and that we do not have any conflicts of interest with L&A.

The Compensation Committee may delegate to its chairman, any one of its members or any subcommittee it may form the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. In particular, the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are (a) “Non-Employee Directors” for the purposes of Rule 16b-3of the Exchange Act and/or (b) “outside directors” for the purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”). However, subcommittees shall not have the authority to engage independent legal counsel and other experts and advisors unless expressly granted such authority by the Compensation Committee.

For more information on the role of the Compensation Committee and the use of independent consulting firms and market data, see “Executive Compensation” below.

A copy of the charter for the Compensation Committee is available free of charge on our website at www.gastar.com.

Reserves Review Committee

The Reserves Review Committee currently consists of Messrs. Holditch (Chairman), Penner and Scott. The Reserves Review Committee met two (2) times during 2017. Its responsibilities include:

•	Reviewing our procedures for providing information to the independent qualified reserve evaluator;
•

Participating annually in meetings with the independent qualified reserve evaluator to determine whether there are any restrictions that could affect the ability of the evaluator to report without reservation; and

•	Reviewing our reserve data with the independent qualified reserve evaluator.

A copy of the charter for the Reserves Review Committee is available free of charge on our website at www.gastar.com.

Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Messrs. Coley (Chairman), Holditch and Penner, each of whom the Board has determined to be independent under the definition of independence used in the NYSE American listing standards. The Nominating & Governance Committee met two (2) times during 2017.

With respect to governance activities, the Nominating & Governance Committee has the responsibility of monitoring our overall approach to corporate governance issues, which include:

•	Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices;
•

Assisting the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•	Advising the Board about the appropriate composition of the Board and its committees;
•	Leading the Board in the annual performance review of the Board and its committees;
•	Directing all matters relating to the succession of the Company’s Chief Executive Officer; and
•	Performing such other functions as the Board may assign from time to time.

With respect to nominations, the Nominating & Governance Committee assists the Board in ensuring that the Board is comprised of individuals who are best able to discharge the responsibilities of directors, having an understanding of our industry, stage of growth, the law and the highest standards of governance. The tasks and responsibilities are defined in the charter of the Nominating & Governance Committee, which was approved by the Board.

Prior to recommending to the Board that an existing director be nominated for election as a director at the annual meeting of stockholders, the Nominating & Governance Committee considers and reviews the director’s: (i) board and committee meeting attendance and performance; (ii) length of Board service; (iii) personal and professional integrity, including commitment to our core values; (iv) experience, skills and contributions that the existing director brings to the Board; and (v) independence under applicable standards.

In the event that a vacancy on the Board arises, the Nominating & Governance Committee seeks and identifies a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Committee solicits recommendations from existing directors and senior management. These recommendations are considered by the Nominating & Governance Committee along with any recommendations that have been received from stockholders. The Nominating & Governance Committee may, in its discretion, retain a search firm to provide additional candidates. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating & Governance Committee considers and reviews the candidate's: (i) relevant skills and experience; (ii) independence under applicable standards; (iii) business judgment; (iv) service on boards of directors of other companies; (v) personal and professional integrity, including commitment to the Company’s core values; (vi) openness and ability to work as part of a team; (vii) willingness to commit the required time to serve as a Board member; and (viii) familiarity with the Company and its industry. The Nominating & Governance Committee also considers the optimal enhancement of the current mix of talent and experience on the Board.  Further, recognizing that it is in the Company’s best interest to promote diversity on the Board, the Committee shall consider diversity, specifically diversity in gender, race and ethnicity, in the appointment and nomination of directors.

The Nominating & Governance Committee treats recommendations for directors that are received from stockholders equally with recommendations received from any other source. Although we do not have a policy regarding the consideration of diversity in assessing a director nominee, the Board considers the individual’s background, experience and competencies that the Board desires to have represented among its members.

In March 2018, the Nominating & Governance Committee considered and approved Messrs. Coley, Holditch, Penner and Schuyler as director nominees to be proposed for election by holders of our common stock.  Additionally, in May 2018, the Nominating & Governance Committee considered and approved Mr. Quarls as a director nominee to be proposed for election by holders of our common stock.  Our full Board at such times, including our non-independent director, then considered and approved the nominees recommended by the Nominating & Governance Committee.

A copy of the charter for the Nominating & Governance Committee is available free of charge on our website at www.gastar.com.

Special Committees

In December 2017, the Board established a special committee to oversee the sale of the Company’s West Edmond Hunton Lime Unit (“WEHLU”) assets.  This special committee consisted of Messrs. Schuyler (Chairman), Coley, Scott and Walton and dissolved once a final agreement for the sale of the WEHLU assets had been approved.  The special committee met one time in 2017 and four times in 2018.

In March 2018, the Board established a special committee to oversee the search and hiring of a replacement Chief Executive Officer. This special committee currently consists of Messrs. Coley (Chairman), Schuyler and Scott.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation paid to J. Russell Porter, our former President and Chief Executive Officer (“CEO”), to Michael A. Gerlich, our Senior Vice President and Chief Financial Officer (“CFO”) and to Stephen P. Roberts, our Senior Vice President and Chief Operating Officer (“COO”). These individuals are referred to as “Named Executive Officers,” as they were our only “Executive Officers,” as such term is defined by the rules promulgated by the SEC, during 2017.  Because Jerry R. Schuyler was not appointed to serve as interim Chief Executive Officer until February 27, 2018, he is not considered a Named Executive Officer for purposes of our Compensation Discussion & Analysis and the tabular compensation disclosures following.

Compensation Philosophy and Objectives

Our executive compensation program is designed to provide compensation at a level necessary to retain talented and experienced executives and to motivate them to achieve both short-term and long-term corporate goals that enhance stockholder value. Consistent with this philosophy, the following are the key objectives of our compensation programs.

Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the independent natural gas and oil exploration and production industry. We believe our executive compensation should be comparable to that of the companies with which we compete for talent. Our goal is to provide compensation and benefits at levels that attract, motivate and retain superior executive talent for the long-term.

Stockholder Interest Alignment. One of the objectives of our executive compensation program is to ensure that an appropriate relationship exists between executive pay, our financial performance and the creation of stockholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. Our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which have included restricted common shares, performance-based units and stock options. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

Determination of Executive Compensation

Role of the Compensation Committee. Executive compensation is the responsibility of the Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Randolph C. Coley, Stephen A. Holditch and Ronald D. Scott are members of the Board and the current members of the Compensation Committee.  Mr. Scott is the current Compensation Committee Chairman.  Each member of the Compensation Committee qualifies as an independent director under the NYSE American listing standards and under the Exchange Act.  A copy of the Compensation Committee’s charter is available to stockholders on our website at www.gastar.com.

Philosophy of the Compensation Committee. The Compensation Committee’s philosophy is strongly driven by a “Pay for Performance” compensation approach that focuses on enhancing stockholder value. As described in greater detail below, the Compensation Committee presently targets total compensation, which consists of base salary, annual incentive awards and long-term stock awards at the market 50th percentile of its peer group as determined by an independent third party compensation consultant. If management’s efforts cause the Company’s results to materially exceed or lag behind the results of its peer group, total compensation may be adjusted upward or downward from the market 50th percentile. The Compensation Committee believes that this approach awards and compensates our Named Executive Officers in a manner that fairly and reasonably provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan and the continuous improvement in corporate and personal performance.

During 2017, the Compensation Committee reviewed the cash compensation, performance and overall compensation package for each Named Executive Officer. It then submitted to the Board recommendations with respect to the salary, bonus and participation in equity-based compensation arrangements for each Named Executive Officer. In conducting its review of management’s recommendations, as described below, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines.

Interaction Between the Compensation Committee and Management. Our CEO plays an important role in the executive compensation process and is closely involved in assessing the performance of our CFO and COO. He also makes recommendations to the Compensation Committee regarding base salary, bonus targets, and performance goals established for the annual incentive plan, as well as weighting and equity compensation for our CFO and COO.  Our CEO’s recommendations are based on his review of any market or peer group analysis data provided by our compensation consultant, an assessment of our CFO and COO’s responsibilities and individual performance, our Company performance and the compensation that companies in our peer group pay their executives in comparable positions. Our CFO also plays an important role in our executive compensation process. He makes recommendations to the Compensation Committee regarding the structure of the annual cash bonus awards program and the appropriate performance threshold, target and maximum opportunities of the program. These recommendations are drawn from his previous work experience, informal discussions with other CEOs and with CFOs and review of publicly filed information of other similarly-sized natural gas and oil companies regarding their bonus programs.

Role of Compensation Consultant and Market Analysis. For 2017, the Compensation Committee utilized 2016 peer company data and 2017 published survey sources supplied by L&A in reviewing and making certain compensation decisions. For the purposes of its report, L&A’s engagement objectives included:

•	Reviewing total direct compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers;
•

Assessing the market competitiveness of executive compensation as compared to our peer group and published surveys of other companies in the oil and natural gas industry with revenues and capital assets comparable to our revenue and capital assets; and

•	Providing conclusions and recommended considerations for current total direct compensation packages for our Named Executive Officers.

L&A’s approach to this study was based upon its experience in the design of executive compensation programs in the energy industry and external market data procured from the marketplace in which we compete for top-level talent. This experience, along with its competitive market analysis, allowed L&A to make compensation recommendations that provide us with information to attract, retain, and motivate top-level executive talent. Additionally, L&A’s recommendations were tailored to balance external market data and our internal environment to ensure fiscal responsibility.

Specifically, L&A’s approach was to gather compensation data from (a) public peer companies and (b) published salary surveys and to conduct a market comparison analysis of the gathered data. Prior to beginning its analysis, L&A reviewed the composition of our peer group to assess the continued appropriateness of the group and ensure that the included companies were still relevant for comparative purposes. Based on its review, L&A recommended that companies that had been acquired or delisted, as well as companies whose geographic scope and nature of operations differed from ours be removed. L&A also expanded the number of companies included in our peer group, which was comprised of companies with a similar production profile, revenue base and size, as measured by market capitalization. The updated peer group was approved by the Compensation Committee as representative of the sector in which we operate. Next, L&A analyzed current total direct compensation (base salary, plus annual incentives, plus long-term incentives) as compared to the updated peer group and published survey data based on industry, size and performance. This was followed by developing conclusions and recommended considerations, which were reported to the Compensation Committee.

Companies reviewed by L&A (the “Peer Group”) included:

Abraxas Petroleum Corp.

Approach Resources, Inc.

Bill Barrett Corporation

Comstock Resources Inc.

Contango Oil & Gas Co.

Eclipse Resources Corp.

Halcόn Resources Corporation

Jones Energy, Inc.

Midstates Petroleum Company, Inc.

Penn Virginia Corporation

SandRidge Energy, Inc.

Silverbow Resources, Inc.

SRC Energy Inc.

Based upon 2016 comparative pay information of our peer group developed by L&A and published survey data, the Compensation Committee determined that the Named Executive Officers’ (a) 2017 base salaries were less than 1% above the market

50th percentile of our Peer Group for the CEO and 8% and 9% below the market 50th percentile of our Peer Group for the CFO and COO, respectively, (b) 2017 total cash compensation (base salary, plus the annual cash incentive award) was 30% below the market 50th percentile of our Peer Group for the CEO and CFO, respectively, and 40% below the market 50th percentile of our Peer Group for the COO, (c) 2017 long-term equity awards were 268%, 330%  and 280% above the market 50th percentile of our Peer Group for the CEO, CFO and COO, respectively, and (d) 2017 total direct compensation (base salary, plus the annual cash incentive award, plus equity incentive awards) was 38%, 61%  and 43% above the market 50th percentile of our Peer Group for the CEO, CFO and COO, respectively.  Historically, the long-term equity awards (and the total direct compensation) paid to our CEO and CFO have been below the market 50th percentile of our Peer Group.  Consequently, the 2017 long-term equity awards to the CEO and CFO include a one-time, special bonus restricted share grant to vest over five years made upon the recommendation of the Compensation Committee to better align the equity holdings of the CEO and CFO to those of their peers.  These additional one-time awards resulted in an apparent increase over the market median of compensation due to the inclusion of 100% of the value of the multi-year awards (vesting over a five-year period rather than the three-year period typically associated with our long-term equity incentive awards) in a single year.  The 2017 long-term equity award granted to the COO represents the initial grant of restricted shares upon hire.  Based upon these findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of the Named Executive Officers in 2017 approximated competitive market levels.

Though we review information regarding the compensation practices of our Peer Group of companies and the survey data just discussed, individual compensation decisions for our CFO and COO are subject to upward or downward adjustment, based on the recommendations of our CEO and a number of factors related to both corporate and individual performance. We use the data regarding the pay practices of companies in our Peer Group as a reference point and as a guide to competitiveness and reasonableness, but we do not adhere to rigid targets, based upon the compensation components of employees at companies within that group. Our present objective is to maintain total direct compensation, consisting of base salary, performance-based cash compensation and equity awards, in proximity to the market 50th percentile of our Peer Group. However, the Compensation Committee has the discretion to adjust an award upward or downward to account for individual achievement in the last fiscal year, the requirements of a particular position, and market competitiveness for a particular individual’s skills and services, among other factors.

L&A reviewed and provided recommended considerations to the Compensation Committee on the Company’s Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”), including the amount of long-term incentives to provide the Named Executive Officers, including the special bonus restricted share grant awarded during 2017, and the form in which those long-term incentive grants were provided to the Named Executive Officers.

Compensation for our Named Executive Officers and Rationale

Base Salary. Base salary represents the fixed element of the Named Executive Officers’ cash compensation. The base salary reflects results of individual negotiations, economic consideration for each individual’s level of responsibility, expertise, skills, knowledge, experience and performance and reasonable comparability of similar executive base salaries for executives employed by companies in our Peer Group. Since 2015, the Compensation Committee has not adjusted the base salary amounts for our Named Executive Officers from the amounts agreed upon in 2015.  Mr. Porter’s 2017 base salary was less than 1% greater than the market 50th percentile of our Peer Group and Messrs. Gerlich and Roberts’ salaries were less than the market 50th percentile of our Peer Group by 8% and 9%, respectively.  The following table sets forth base salary information for our Named Executive Officers for the periods presented:

	Base Salary
Name and Principal Position	2017	2016	2015
J. Russell Porter, Former President and Chief Executive Officer(1)	$550,000	$550,000	$550,000
Michael A. Gerlich, Senior Vice President and Chief Financial Officer	$325,000	$325,000	$325,000
Stephen P. Roberts, Senior Vice President and Chief Operating Officer(2)	$350,000	$-	$-

(1)	Mr. Porter resigned as Director, President and Chief Executive Officer on February 26, 2018.
(2)	Mr. Roberts was hired as COO on June 5, 2017. The amount reported represents his annualized base salary.

Annual Cash Incentive Awards. Our annual cash incentive awards reflect our philosophy to reward performance.  Historically, these awards provided our Named Executive Officers with an opportunity to earn an annual cash bonus based on pre-established operational and financial performance targets and an evaluation of individual performance.  In response to a volatile industry environment and retention concerns regarding our key talent, the normal annual cash incentive award program for 2016 was replaced with an employee retention award program that provided cash awards for our CEO and CFO which were not dependent upon the usual performance metrics and were equal to 100% of their respective base salary amounts.  The 2016 employee retention awards were paid out in equal installments over five quarters beginning in April 2016 with the last payment made in April 2017.  During 2017, the annual cash incentive awards actually paid to Messrs. Porter, Gerlich and Roberts were 10%, 5% and 5% below the market 50th percentile of our Peer Group, respectively. We resumed the normal annual cash incentive award program for 2017 whereby annual cash incentive awards are based on specific operational and financial performance targets.  For 2017, the Compensation Committee approved a $917,000 total target management cash bonus pool for our Named Executive Officers, which was based on the sum of each of our Named Executive Officer's 2017 “target bonus” opportunities expressed as a percentage of the Named Executive Officer’s base salary, of which $661,000 was earned by and paid to the Named Executive Officers.  The bonus pool is accrued throughout the year, and bonuses are normally paid out early in the following year.  Annual cash incentive awards for 2017 performance were paid to the Named Executive Officers in March 2018.

At the beginning of each year, and as part of our annual budgeting process, specific operational and financial target criteria are established by the Compensation Committee.   The Compensation Committee analyzes the relative importance of each of the target criteria to our business strategy for the upcoming year to develop the appropriate target criteria and their respective weightings.  Each criterion is given a certain weighting with 50% of the potential bonus opportunity contingent on the achievement of specific operational factors, 20% contingent on the achievement of specific financial performance factors and 30% contingent on the achievement of additional per share operational targets and a specific market factor.  During the year in which an annual incentive award program is used, operational and financial performance is measured against the criteria.  Market performance is measured at year-end.  Judgments that the criteria are being met or not being met may lead to an increase in the pool and an adjustment in the bonus accrual.

Criteria and weightings used to calculate the 2017 annual cash incentive award were as follows:

Goal	Threshold	Target	Maximum	Actual	Weighting
Target average annual production (MBoe/d)	6.1	6.7	7.4	6.2	15%
Target proved reserves additions (MBoe)	15,635	17,372	19,109	19,260	10%
Average finding costs ($/Boe)	$8.18	$7.44	$6.69	$6.82	10%
Average controllable lifting costs ($/Boe)	$9.17	$8.34	$7.51	$9.59	5%
Drilling capital efficiency ($/Boe)	$9.19	$8.35	$7.52	$16.63	10%
Operating cash flow ($ in millions)	$13.9	$15.4	$16.9	$12.1	20%
Operating cash flow per share	$0.07	$0.08	$0.09	$0.06	10%
Production per share (Boe)	0.01	0.01	0.01	0.01	5%
Reserves per share (Boe)	0.20	0.22	0.24	0.22	15%

 If threshold targets are not met with respect to a criterion, then the portion of the bonus allocable to that criterion is not paid.  At the end of the year, an approved bonus pool is calculated based on the bonus pool criteria accomplishments.  The amount of the calculated bonus pool is subject to adjustment and final approval by the Compensation Committee.  During 2017, five of the nine target goals were achieved or exceeded, with one of the goals, proved reserve additions, achieving the maximum payout.  The Compensation Committee awarded our Named Executive Officers a combined annual cash incentive payout of approximately $661,000 based on the achieved goals weighted bonus target and discretionary performance.

The Compensation Committee’s policy is not to award bonuses if performance targets are not met. The Board, however, maintains the ability to award discretionary bonuses if warranted.  Pursuant to Mr. Porter’s employment agreement, Mr. Porter is guaranteed a minimum bonus equal to 20% of his annual base salary.

The 2018 criteria are expected to be materially similar to those used in 2017.

  Long-Term Stock-Based Compensation.

We believe that stock-based compensation is the most effective means of linking compensation provided to our Named Executive Officers with long-term operational success and increases in stockholder value. The Board has discretionary authority to determine granting and vesting periods of stock option, restricted common share and performance based unit grants. We use stock-based compensation as a long-term vehicle for compensation because we believe:

•	Stock-based compensation aligns the interests of our Named Executive Officers with those of the stockholders by providing equity participation to our Named Executive Officers; and
•	The vesting period incorporated into stock-based compensation fosters a longer-term perspective necessary for executive retention, stability and continuity.

During 2017, the stock-based compensation granted to our CEO and CFO consisted of a combination of restricted shares in the form of a customary annual grant and a special bonus grant and performance-based units (“PBUs”).  The 2017 customary annual grants of restricted common shares vest in one-third increments on the first, second and third anniversaries of the grant date, a vesting period that the Compensation Committee believes is an appropriate balance between longer-term incentives coupled with an element of shorter term reward.  The 2017 one-time, special bonus grants of restricted shares vest in one-fifth increments on the first, second, third, fourth and fifth anniversaries of the grant date, a vesting period that the Compensation Committee believed was appropriate to encourage long-term retention of management.  The 2017 grants of PBUs will vest and be measured in full following completion of a three-year period.  The PBUs represent a contractual right to receive shares of the Company’s common stock, an amount of cash equal to the fair market value of a share of the Company’s common stock, or a combination of shares of the Company’s common stock and cash as of the date of settlement based on the number of PBUs to be settled.  Previous grants of PBUs that have vested upon achievement of specific share appreciation targets have been settled in shares of the Company’s common stock upon vesting.  The settlement of PBUs may range from 0% to 200% of the targeted number of PBUs stated in the agreement contingent upon the achievement of certain share price appreciation targets as compared to a peer group index, specifically the iShares Dow Jones U.S. Oil & Gas Exploration & Production Index Fund (NYSEARCA:IEO).  The Compensation Committee adheres to our policy of only granting stock-based compensation grants during open trading windows.  The following table sets forth criteria for determination of earned PBUs for the 2017 grant:

Performance Delta (%)(1)	Payout as a % of the Number of Initial PBUs for which Measurement Date is Occurring	Payout if Share Price Appreciation During the Period is Not Positive
30 or Greater	200%	100%
25	180%	90%
20	160%	80%
15	140%	70%
10	120%	60%
0	100%	50%
-5	75%	38%
-10	50%	28%
Less than -10.01	0%	0%

(1)

Equal to the difference between the share price appreciation of the Company and the share price appreciation of the peer group index for the period beginning on the first day of the performance period and ending at the end of the applicable measurement date.

In January 2017, Messrs. Porter and Gerlich received the customary annual restricted common share grants of 372,741 shares and 171,310 shares, respectively.  These restricted common share grants were initially awarded as restricted stock units conditioned upon receipt of stockholder approval for additional shares under the Long-Term Incentive Plan.  Upon receipt of stockholder approval, the restricted stock units were converted to restricted common share grants on a one share for one unit basis.  In addition to restricted common shares, Messrs. Porter and Gerlich received PBU grants of 372,741 units and 171,310 units, respectively.  As described in greater detail above, in August 2017, Messrs. Porter and Gerlich received special bonus restricted common share grants of 2,200,000 and 1,200,000 shares, respectively.  The combined fair values of these grants calculated to be 618% and 530% of Messrs. Porter and Gerlich’s base salaries, respectively, which placed Messrs. Porter and Gerlich 268% and 330%, respectively, above the market 50th percentile of our Peer Group.  The goal of the Compensation Committee has been to move more of the Named Executive Officers’ total executive compensation to variable, or “at-risk,” and thus further align the interest of the officer with the stockholders by providing the Named Executive Officers a greater stake in our long-term performance.  The 2017 restricted stock and PBU grants were consistent with this goal.

Upon vesting on January 30, 2017, the third tranche of PBUs granted on January 31, 2014 to Messrs. Porter and Gerlich settled at zero percent and no shares were issued.  PBUs granted prior to 2015 vested equally and settlement was determined annually over a three-year period.

During 2017, stock-based compensation granted to our COO consisted of a restricted share grant upon hire.  In June 2017, Mr. Roberts received a restricted common share grant of 1,500,000 shares.  These restricted common share grants were initially awarded as restricted stock units conditioned upon receipt of stockholder approval for additional shares under our Long-Term Incentive Plan.  Upon receipt of stockholder approval, the restricted stock units were converted to restricted common share grants on a one share for one unit basis.  As an executive new hire grant, the award is considerably larger than the annual grants to be made to Mr. Roberts in the future.  The fair value of this grant calculated to be 480% of Mr. Roberts’ base salary which placed Mr. Roberts’ 280% above the market 50th percentile of our Peer Group.  Mr. Roberts will qualify for the customary annual restricted share and PBU grants in 2018.

All Other Compensation. The Named Executive Officers are eligible to participate on a non-discriminatory basis in the same comprehensive benefits as are offered to all full-time employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Tax Deductions for Compensation

In conducting our executive compensation programs, the Compensation Committee considers the effects of Section 162(m) of the Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or any of their three other most highly compensated executive officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders.

In 2017, the Company’s compensation to Mr. Porter exceeded the deductibility limits under Section 162(m) of the Code. Mr. Porter’s total compensation exceeded the deductibility limit by approximately $179,000, which represented a cost to the company of approximately $44,000 as a result of the lost tax deduction.

The lost deduction was a result of the value of the restricted stock vesting in 2017 which had been awarded in prior years coupled with the remaining payments during 2017 of the service-based retention bonus awarded in 2016.  The Compensation Committee believes that this amount, including the cost of the lost tax deduction, was justifiable in order to be competitive with peer companies. Restricted stock does not constitute performance-based compensation under Section 162(m) of the Code and to the extent our stock price increases, a portion of the restricted stock vesting in future years could be nondeductible.  In addition, except to the extent compensatory awards or agreements are “grandfathered,” our ability to rely on the exception for performance-based compensation was eliminated beginning in 2018 and the limitation on deductibility under Section 162(m) of the Code was expanded to include all Named Executive Officers and certain former Named Executive Officers.  As a result, the Company may be precluded from taking a federal income tax deduction for any compensation paid to its Named Executive Officers in excess of $1.0 million.  While the Compensation Committee generally considers the deductibility of compensation when making decisions, the Compensation Committee retains the right to pay nondeductible compensation to our named executive officers in order to maintain its flexibility in structuring appropriate compensation programs it feels to be appropriate.

Post Termination Compensation and Benefits

Our CEO and CFO are each party to an employment agreement which provides for payments and benefits in connection with certain termination of employment scenarios. In addition, in connection with Mr. Porter’s departure, we entered into a Separation and Release Agreement with the Company pursuant to which certain payments and benefits were made available to Mr. Porter.  For additional information regarding the Separation and Release Agreement with Mr. Porter, see “Potential Payments Upon Termination or Change of Control” below.

In addition, we maintain a change of control severance plan (the “Severance Plan”), covering all employees, including the Named Executive Officers. The purpose of the severance plan is to promote stability and continuity of management and employees in the event a change of control transaction should occur (as defined below). Pursuant to the terms of our Severance Plan, our Named Executive Officers are entitled to receive certain post-termination compensation and benefits upon the occurrence of certain events. In order for the Named Executive Officers to receive payments under the Severance Plan, the Named Executive Officers would have to be terminated within two years of a change of control.

For additional information regarding our employment agreements and the Severance Plan, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” and “Potential Payments upon Termination or Change of Control” below.

Consideration of Previous Stockholder Advisory Vote

In June 2017, our stockholders approved the compensation of our Named Executive Officers as described in our 2017 proxy statement, with approximately 98% of stockholder votes cast in favor of our 2017 “say-on-pay” resolution (excluding abstentions and broker non-votes).  The Compensation Committee considered these results as evidence of support for our compensation program and decisions as described in our 2017 proxy statement, and as grounds for maintaining a similar approach for 2018.

Additionally, the Compensation Committee considered the economic environment and continued the following compensation practices previously implemented in late 2015 and early 2016 for 2017 Named Executive Officer compensation:

(i)	Continued salary freeze at 2015 base salary levels; and
(ii)	Reduction of 30% of 2017 long-term incentive awards.

Hedging Prohibitions

Our insider trading policy prohibits our Named Executive Officers from engaging in any speculative transactions involving our common shares including buying or selling puts or calls, short sales or purchases of securities on margin or otherwise hedging the risk of ownership of our stock. Any such activity would require the approval and authorization of either the CEO or the Chairman of the Audit Committee (in the case of a transaction involving our CEO).

Stock Ownership and Retention Policy

Our Board, the Compensation Committee and our executive officers recognize that ownership of our common stock is an effective means by which to align the interests of our directors and officers with those of our stockholders.  The terms of the stock ownership policy for our executive officers and directors is summarized below.

Under the stock ownership policy, our officers and directors are required to hold shares of our common stock as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
Chief Financial Officer and other Named Executive Officers	4x Base Salary
Vice Presidents	3x Base Salary
Directors	3x Annual Retainer and Chairman Fees

Our officers and directors are required to meet the applicable requirements within three years of appointment to the position subject to the policy.  Vested and purchased shares of common stock are considered under the policy.  The value of stock holdings in any year is determined using the average per share closing price of our common stock for the preceding calendar year.

Officers are required to continuously own sufficient shares to meet the stock ownership requirement once attained.  If an officer attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the officer will be deemed in compliance provided that the officer retains the shares then held until compliance is obtained.

As of December 31, 2017, all of our Named Executive Officers were in compliance with the stock ownership policy, as applicable.

Summary Compensation and Awards

Summary Compensation Table

The following table and discussion below sets forth information about the compensation awarded to, earned by or paid to our Named Executive Officers during the years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Base Salary	Bonus(1)	Restricted Stock and PBUs(2)	All Other Compensation(3)	Total
J. Russell Porter(4)	2017	$550,000	$220,000	$3,397,874	$35,800	$4,203,674
President and Chief	2016	$550,000	$330,000	$1,136,398	$10,600	$2,026,998
Executive Officer	2015	$550,000	$263,537	$1,549,738	$10,600	$2,373,875

Michael A. Gerlich	2017	$325,000	$130,000	$1,724,093	$10,800	$2,189,893
Senior Vice President and	2016	$325,000	$195,000	$537,205	$10,600	$1,067,805
Chief Financial Officer	2015	$325,000	$138,424	$732,606	$10,600	$1,206,630

Stephen P. Roberts(5)	2017	$201,294	$75,000	$1,680,000	$4,846	$1,961,140
Senior Vice President and Chief Operating Officer

(1)

Bonus amounts for Messrs. Porter and Gerlich represent the remaining 40% of the cash retention award granted in 2016 paid in 2017.  Bonus amounts for 2016 represent performance-based annual cash incentive awards earned in 2016 which amount reflects 60% of the 2016 retention award granted and paid in 2016.  Bonus amounts for 2015 represent bonuses earned in the year presented but paid in the immediately succeeding year.  The bonus amount for Mr. Roberts represents the cash incentive award he was granted upon hire as a sign-on bonus.

(2)

The dollar values of restricted share and PBU awards provided are equal to the aggregate grant date fair value of such award grants awarded to Messrs. Porter and Gerlich during the years ended December 31, 2017, 2016 and 2015 calculated in accordance with Financial Accounting Standards Codification Topic 718 (“ASC 718”) prior to a deduction for estimated forfeitures related to service-based conditions.  For a description of the assumptions used in calculating these amounts for 2017, see Item 8. “Financial Statements and Supplementary Data, Note 9. Equity Compensation Plans” included in the 2017 Annual Report.  The dollar value of restricted stock awards provided for Mr. Roberts equals the grant date fair value of his initial restricted share grant upon hire calculated in accordance with ASC 718 prior to a deduction for estimated forfeitures related to service-based conditions.

(3)

All other compensation for Messrs. Gerlich and Roberts includes the Company’s contribution to the Named Executive Officers’ retirement plans.  All other compensation for Mr. Porter includes the Company’s contribution to the Named Executive Officers’ retirement plans and social club dues.

(4)

Mr. Porter resigned his positions as President, Chief Executive Officer and director of the Company, effective February 26, 2018.  Mr. Porter remained employed by the Company until March 31, 2018 to assist with transitional matters.

(5)

Mr. Roberts was hired on June 5, 2017.  As such, the base salary amount presented here represents a proration of his total annual base salary amount of $350,000 to reflect actual compensation earned during 2017.

 Grants of Plan-Based Awards

The following table shows certain information about the restricted shares and PBUs granted to our Named Executive Officers during the year ended December 31, 2017.

		Estimated Future Payout Under Equity Incentive Plan Awards(2)				All Other Equity Awards:	Grant Date Fair Value
Name	Date	Threshold	Target	Maximum	Grant Date Fair Value of PBUs(1)	Number of Shares of Stock	of Stock Awards(1)
J. Russell Porter	1/30/2017	—	—	—	—	372,741	$618,750
	1/30/2017	—	372,741	745,482	$887,124	—	$—
	8/1/2017	—	—	—	—	2,200,000	$1,892,000
Michael A. Gerlich	1/30/2017	—	—	—	—	171,310	$284,375
	1/30/2017	—	171,310	342,620	$407,718	—	$—
	8/1/2017	—	—	—	—	1,200,000	$1,032,000
Stephen P. Roberts	6/12/2018	—	—	—	—	1,500,000	$1,680,000

(1)

The grant date fair value of the respective restricted share and PBU grants is calculated in accordance with ASC 718.  Restricted shares granted on January 30, 2017 to Messrs. Porter and Gerlich and on June 12, 2017 to Mr. Roberts are scheduled to vest in substantially equal tranches over a three-year period beginning on the first anniversary date of the grant.  Restricted shares granted on August 1, 2017 to Messrs. Porter and Gerlich are scheduled to vest in equal tranches over a five-year period beginning on the first anniversary of the grant date.  These PBUs are scheduled to cliff-vest on the third anniversary date of the grant subject to the satisfaction of certain performance objectives as described in further detail in the section entitled “ – Compensation for our Named Executive Officers and Rationale – Long-Term Stock-Based Compensation” under Compensation Discussion & Analysis.  Upon vesting, the PBUs can be settled at 0% to 200% depending upon our stock price performance.

(2)

The estimated future payout for PBUs assumes a target payout of 100% of units granted and a maximum payout of 200% of units granted. For additional information, see “ – Compensation for our Named Executive Officers and Rationale – Long-Term Stock-Based Compensation” in Compensation Discussion & Analysis.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a narrative of our various compensation plans and the general terms of each:

Long-Term Incentive Plan. We maintain a long-term incentive plan which provides our Compensation Committee with the flexibility to grant different types of awards in respect of our common stock including, without limitations, stock options, restricted shares and PBUs. For 2016, our Named Executive Officers received awards in the form of restricted shares and PBUs. For a description of the terms of such awards, see “Compensation Discussion & Analysis-Long-Term Stock-Based Compensation.”

Employee Severance Plan. For the Named Executive Officers, the Severance Plan provides that if a Named Executive Officer’s employment is terminated within two years following a change of control for any reason other than (i) death, (ii) disability, (iii) by us for “cause” or (iv) by the Named Executive Officer for other than a “good reason,” the Named Executive Officer will receive a lump-sum payment equal to a multiple that is equal to the applicable severance period, as set forth in the Severance Plan, times the sum of (1) his annual salary and (2) annual target bonus.

A change of control is defined in the Severance Plan to mean (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our stockholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits.

The following summarizes the severance periods and target bonus percentages for the Named Executive Officers set forth in the Severance Plan, as amended:

	Severance Period In Years	Target Bonus Percentage
Chief Executive Officer	3.00	89%
Chief Financial Officer	2.50	88%
Chief Operating Officer	2.50	88%

Additionally, during the applicable severance period, Named Executive Officers would receive reimbursement for the cost of COBRA continuation health care coverage, less the amount charged at the time of termination to the employee for medical coverage.

If the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment.

If the individual’s employment is terminated within six months prior to a change of control and it is reasonably shown to have been in connection with the change of control, then the change of control will be treated with respect to that employee as having occurred prior to his or her termination.

See the sections entitled “—Post Termination Compensation and Benefits” and “—Potential Payments Upon Termination or Change of Control” for further discussion of the terms of the Severance Plan.

Employment Agreements. We entered into employment agreements with J. Russell Porter, our former President and CEO, and Michael A. Gerlich, our CFO, effective February 24, 2005 and May 17, 2005, respectively, each amended on July 25, 2008. Mr. Porter’s employment agreement was amended on February 3, 2011 to remove a provision that allowed him to trigger severance payments by providing the Company with six months’ notice. Mr. Gerlich’s employment agreement was amended on April 10, 2012 (effective as of January 1, 2012) to reflect the change in his target bonus amount used for purposes of determining his severance entitlement under his employment agreement. The agreements with Messrs. Porter and Gerlich set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, fringe benefits, termination and severance provisions. The agreements with Messrs. Porter and Gerlich renew annually; however, their employment under the employment agreements may be terminated at any time with or without cause.

Mr. Porter’s employment agreement provides that he is entitled to a minimum annual bonus in an amount that may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise and that he shall receive an annual cash bonus equal to at least 20% of his annual base salary. The employment agreement further provides that such bonuses shall reflect not only the results of our operations and business, but also his contribution as President and CEO.

Mr. Gerlich’s employment agreement provides that the Compensation Committee may, on a yearly basis or more frequently, award Mr. Gerlich a discretionary bonus or bonuses based not only on the positive results of our operations and business but on Mr. Gerlich’s contribution as CFO. Such bonuses may take the form of cash compensation, the award of common shares or stock options, royalty rights or otherwise.

We entered into an employment agreement with Jerry R. Schuyler, our Interim Chief Executive Officer, effective February 27, 2018 (“Interim CEO Employment Agreement”).  The Interim CEO Employment Agreement sets forth, among other things, annual compensation, fringe benefits and termination.  Under the Interim CEO Employment Agreement, the Company will pay Mr. Schuyler an annual salary of $413,916, Mr. Schuyler will have the opportunity to earn an annual bonus with a target value equal to 100% of his salary, will be eligible to receive equity-based awards as determined by the Compensation Committee of the Company and will receive other benefits as set forth in the Interim CEO Employment Agreement.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and cash bonus earned (excluding long-term incentive cash awards) for 2017.

Base Salary and Cash Bonuses as a Percentage of Total Compensation
J. Russell Porter	18%
Michael A. Gerlich	21%
Stephen P. Roberts	20%

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table sets forth information about outstanding equity awards held by our Named Executive Officers as of December 31, 2017:

		Option Awards				PBU Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of PBUs That Have Not Vested(1)	Market Value of PBUs That Have Not Vested(1)	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Note Vested (2)
J. Russell Porter(3)	3/19/2009	30,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2015	—	—	—	—	286,458	$2,865	—	—
	1/30/2016	—	—	—	—	404,412	$335,662	—	—
	1/30/2017	—	—	—	—	372,741	$432,380	—	—
	1/30/2015	—	—	—	—	—	—	95,486	$100,260
	1/30/2016	—	—	—	—	—	—	269,608	$283,088
	1/30/2017	—	—	—	—	—	—	372,741	$391,378
	8/01/2017	—	—	—	—	—	—	2,200,000	$2,310,000
Michael A. Gerlich(4)	3/19/2009	20,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2015	—	—	—	—	135,417	$1,354	—	—
	1/30/2016	—	—	—	—	191,176	$158,676	—	—
	1/30/2017	—	—	—	—	171,310	$198,720	—	—
	1/30/2015	—	—	—	—	—	—	45,139	$47,396
	1/30/2016	—	—	—	—	—	—	127,451	$133,824
	1/30/2017	—	—	—	—	—	—	171,310	$179,876
	8/01/2017	—	—	—	—	—	—	1,200,000	$1,260,000
Stephen P. Roberts(5)	6/12/2017	—	—	—	—	—	—	1,500,000	$1,575,000

(1)

For purposes of this table, we assumed that the unvested PBUs granted on January 30, 2015 will vest at the target of 100% with a fair value of $0.01 per unit on December 31, 2017, the unvested PBUs granted on January 30, 2016 will vest at the target of 100% with a fair value of $0.83 per unit on December 31, 2017 and the unvested PBUs granted on January 30, 2017 will vest at the target of 100% with a fair value of $1.16 per unit at December 31, 2017.

(2)	Amounts reported under this column were calculated using the closing price of our common shares on December 29, 2017 (the last trading day of 2017) which was $1.05.
(3)

The 95,486 unvested restricted common shares granted to Mr. Porter on January 30, 2015 vested 100% on January 30, 2018.  The 269,608 unvested restricted common shares granted to Mr. Porter on January 30, 2016 vested 50.0% on January 30, 2018 and 50% are scheduled to vest on January 30, 2019.  The 372,741 unvested restricted common shares granted to Mr. Porter on January 30, 2017 vested 33.3% on January 30, 2018, and 33.3% are scheduled to vest on January 30, 2019 and 2020, respectively.  The 2,200,000 unvested restricted common shares granted to Mr. Porter on August 1, 2017 are scheduled to vest 20.0% on August 1, 2018, 2019, 2020, 2021 and 2022, respectively.  The 286,458 unvested PBUs granted to Mr. Porter on January 30, 2015 vested 100% on January 30, 2018.  The 404,412 unvested PBUs granted to Mr. Porter on January 30, 2016 were scheduled to vest 100% on January 30, 2019.  The 372,741 unvested PBUs granted to Mr. Porter on January 30, 2017 were scheduled to vest 100% on January 30, 2020.  Mr. Porter will forfeit all unvested PBUs effective with his resignation on March 31, 2018.

(4)

The 45,139 unvested restricted common shares granted to Mr. Gerlich on January 30, 2015 vested 100% on January 30, 2018.  The 127,451 unvested restricted common shares granted to Mr. Gerlich on January 30, 2016 vested 50.0% on January 30, 2018 and 50% are scheduled to vest on January 30, 2019.  The 171,310 unvested restricted common shares granted to Mr. Gerlich on January 30, 2017 vested 33.3% on January 30, 2018 and 33.3% are scheduled to vest on January 30, 2019 and 2020, respectively.  The 1,200,000 unvested restricted common shares granted to Mr. Gerlich on August 1, 2017 are scheduled to vest 20.0% on August 1, 2018, 2019, 2020, 2021 and 2022, respectively. The 135,417 unvested PBUs granted to Mr. Gerlich on January 30, 2015 vested 100% on January 30, 2018.  The 191,176 unvested PBUs granted to Mr. Gerlich on January 30, 2016 are scheduled vest 100% on January 30, 2019.  The 171,310 unvested PBUs granted to Mr. Gerlich on January 30, 2017 are scheduled to vest 100% on January 30, 2020.

(5)	The 1,500,000 unvested restricted common shares granted to Mr. Roberts on June 12, 2017 are scheduled to vest 33.3% on June 12, 2018, 2019 and 2020, respectively.

Restricted Stock and PBUs Vested for 2017

During the year ended December 31, 2017, our Named Executive Officers exercised no stock options. The following restricted common shares vested to the benefit of our Named Executive Officers during 2017:

	Stock Awards
Name	Grant Date	Vesting Date	Gross Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
J. Russell Porter	1/30/2014	1/30/2017	38,793	$64,396
	1/30/2015	1/30/2017	95,486	$158,507
	1/30/2016	1/30/2017	134,804	$223,775
Michael A. Gerlich	1/30/2014	1/30/2017	17,529	$29,098
	1/30/2015	1/30/2017	45,139	$74,931
	1/30/2016	1/30/2017	63,725	$105,784

(1)	Equals the closing stock price of our common shares on the last trading day prior to the applicable vesting date multiplied by the number of restricted shares vested on such date.

Performance Based Units
Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
J. Russell Porter	1/30/2014	1/30/2017	—	$—
Michael A. Gerlich	1/30/2014	1/30/2017	—	$—

(1)	The third tranche of the January 30, 2014 PBU grant vested at 0% of the amount granted.
(2)	Equals the closing stock price of our common shares on the last trading day prior to the applicable vesting date multiplied by the number of PBUs vested on such date.

Potential Payments Upon Termination or Change of Control

The table below discloses the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment, including, but not limited to, in connection with a change in control.

The amounts shown for Messrs. Porter, Gerlich and Roberts below assume that such termination was effective as of December 31, 2017, and thus include amounts earned through such date and are estimates of the amounts that would be paid to the Named Executive Officers upon their respective termination.  The actual amounts to be paid can only be determined at the time the Named Executive Officer is terminated.

Named Executive Officer and Post Termination Compensation and Benefits	Termination for other than Reasonable Cause (1)	Constructive Termination and Termination in Connection with Change of Control (2)	Termination for Reasonable Cause (3)	Death (1)(4)	Disability (1)(4)
J. Russell Porter:
Salary	$2,475,000	$3,118,500	$—	$2,475,000	$2,475,000
Accrued Vacation	23,798	23,798	23,798	23,798	23,798
Paid health and medical	32,868	32,868	—	32,868	32,868
Parachute tax gross-up payment (5)	—	2,421,624	—	—	—
Equity compensation (6)	—	4,201,518	—	—	—
Total	$2,531,666	$9,798,308	$23,798	$2,531,666	$2,531,666
Michael A. Gerlich:
Salary	$1,527,500	$1,527,500	$—	$1,527,500	$1,527,500
Accrued Vacation	21,094	21,094	21,094	21,094	21,094
Paid health and medical	32,868	32,868	—	32,868	32,868
Parachute tax gross-up payment (5)	—	1,122,865	—	—	—
Equity compensation (6)	—	2,143,893	—	—	—
Total	$1,581,462	$4,848,220	$21,094	$1,581,462	$1,581,462
Stephen P. Roberts:
Salary	$—	$875,000	$—	$—	$—
Accrued Vacation	5,889	5,889	5,889	5,889	5,889
Paid health and medical	—	32,868	—	—	—
Parachute tax gross-up payment (5)	—	1,369,713	—	—	—
Equity compensation (6)	—	1,575,000	—	—	—
Total	$5,889	$3,858,470	$5,889	$5,889	$5,889

(1)

Per Mr. Porter’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below) and if proper notice is received, Mr. Porter will be entitled to a lump sum severance payment equal to the product of 4.5 multiplied by the highest annual base salary in effect at any time during the one year period preceding his termination. At December 31, 2017, Mr. Porter’s severance was calculated by multiplying $550,000 by 4.5. If Mr. Porter is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Porter timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, which is currently 18 months (the “COBRA Continuation Period”). As of December 31, 2017, the cost for health and medical coverage for Mr. Porter as an employee was $1,826 per month. Mr. Porter currently is entitled to 20 working days of vacation per year. He would receive a lump-sum cash payment of his unused vacation time of up to 10 days that are not used during each year employed. As of December 31, 2017, Mr. Porter had available 14.9 days of accrued but unused vacation pay and thus was only paid for 10 days. In addition, effective on Mr. Porter’s termination for any reason other than if Mr. Porter elects to terminate his own employment, the unvested portion of all stock options held by Mr. Porter will immediately vest and be exercisable for a period of 90 days. All other terms and conditions of his stock options will remain unchanged, including provision that all stock options will terminate 90 days after Mr. Porter’s termination. As of December 31, 2017, Mr. Porter had no unvested stock options to acquire common shares and he had no vested stock options that were “in-the-money” that could be exercised upon his termination of employment. On December 31, 2017, he had 2,937,835 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2017, Mr. Porter had 650,770 unvested PBUs that could potentially vest upon termination and 412,841 unvested PBUs, which would be canceled upon his termination.

Per Mr. Gerlich’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 and the sum of (1) his highest annual base salary in effect at any time during the one year period preceding his termination (at December 31, 2017, this amount was $325,000) and (2) his target bonus amount of 88% of his base salary ($286,000). If Mr. Gerlich is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Gerlich timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, during the COBRA Continuation Period. If Mr. Gerlich dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2017 the maximum cost over the 18-month period was $1,826 per month. In addition, Mr. Gerlich will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2017, Mr. Gerlich had 22.8 days of available accrued but unused vacation and thus was only paid for 15 days. Per Mr. Gerlich’s stock option agreements, he will have 90 days after termination to exercise all vested options. As of December 31, 2017, Mr. Gerlich did not have any unvested options and had no vested options that were “in-the-money” that could be exercised upon his termination of employment. Additionally, on December 31, 2017, he had 1,543,900 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2017, Mr. Gerlich had 306,142 unvested PBUs that could potentially vest upon termination and 191,761 unvested PBUs, which would be canceled upon his termination.

Mr. Roberts is not a party to an employment agreement and thus, there is no obligation for payment other than accrued vacation upon involuntary termination for other than reasonable cause.

(2)

The Severance Plan provides that if an employee incurs an involuntary termination within a two-year period following a change of control (or, in certain limited circumstances, during the six month period prior to a change of control), covered employees, including Named Executive Officers, will receive a lump-sum cash payment equal to the applicable severance period times the sum of the covered employee’s annual pay and target bonus, contingent on the employee executing a full release and settlement agreement. Mr. Porter’s severance period is 3 years, and his annual salary and 89% target bonus at December 31, 2017 were $550,000 and $489,500, respectively. Mr. Gerlich’s severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2017 were $325,000 and $286,000, respectively. Mr. Roberts’ severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2017 were $350,000 and $308,000, respectively. The Employee Severance Plan provides that if there is a change of control, covered employees, including Named Executive Officers, will be eligible to receive reimbursement of COBRA costs. Other termination or severance compensation is determined by the individual Named Executive Officer’s employment agreement. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits. Additionally, the award agreements for the Named Executive Officers restricted stock, PBUs and stock option agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding restricted stock and PBUs awards each Named Executive Officer held as of December 31, 2017. As of December 31, 2017, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options.

(3)

Per their respective employment agreements, we are not obligated to pay any amounts to Messrs. Mr. Porter or Gerlich other than accrued and unused vacation days and their pro-rata base salary through the date of his termination of employment, as a result of a termination for Reasonable Cause (as defined below). Only the stock options held by Messrs. Porter and Gerlich that were already vested as of December 31, 2017, would remain eligible for exercise following his termination of employment.  Mr. Roberts is not a party to an employment agreement and thus, there is no obligation for payment other than accrued vacation upon termination for reasonable cause.

(4)

Per their respective employment agreements, if Messrs. Porter’s or Gerlich’s employment terminates due to death, his eligible beneficiary will be entitled to receive his severance payment as described in Footnote 1 above. If Messrs. Porter’s or Gerlich’s employment terminates due to Disability (as defined below), he shall be entitled to receive a severance payment in the form and amount as determined in Footnote 1 above.  Mr. Roberts is not a party to an employment agreement and thus, there is no obligation for payment other than accrued vacation to his eligible beneficiary upon death or disability.

(5)

Our Severance Plan provides that if the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officers will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment (the “gross-up payment”). If the total payments provided to an individual that were contingent on a change in control exceed three times an individual’s “base amount,” that individual is considered to be receiving a “parachute payment.” If the individual is considered to have received a “parachute payment,” then a tax will be imposed on any “excess parachute payment” amount, which is the amount in excess of one times the individual’s “base amount.” To determine Messrs. Porter’s and Gerlich’s amount of the gross-up payment, Messrs. Porter’s and Gerlich’s “base amount” was calculated using the five-year average of his compensation for the years 2013-2017. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2017, (b) the closing price of our stock was $1.05 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 37.0%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.  To determine Roberts’ amount of the gross-up payment, Mr. Roberts’ “base amount” was calculated using the five-year average of his compensation for the years 2013-2017, which amounted to just wages received in 2017 for the period June to December 2017. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2017, (b) the closing price of our stock was $1.05 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 37.0%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.

(6)

The award agreements for the Named Executive Officers restricted stock, PBUs and stock options agreements, where applicable, provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding PBUs and restricted stock awards each Named Executive Officer held as of December 31, 2017. As of December 31, 2017, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options. The amount shown is the product of the number of restricted shares and PBUs held by the Named Executive Officer times the closing price of our common shares on December 29, 2017 (the last trading day of 2017), which was $1.05 per common share.

In connection with Mr. Porter’s departure, he entered into a Separation and Release Agreement with us, whereby (a) Mr. Porter immediately resigned from all positions, offices and directorships with us and our affiliates or subsidiaries, (b) Mr. Porter’s employment was terminated effective March 31, 2018 (the “Termination Date”); (c)  Mr. Porter agreed to enter into a release of claims (the “Release”) in our favor on April 2, 2018; (d) subject to execution and delivery and continued effectiveness of the Release, a total of 2,583,298  shares of restricted stock held by Mr. Porter were vested; (e) subject to execution and delivery and continued effectiveness of the Release, Mr. Porter received $3,483,430 as a severance payment, which represented amounts he was entitled to receive pursuant to his employment agreement (including payment for accrued and unused vacation), plus a supplemental amount as consideration for his willingness to make himself available in a consulting capacity for a period of time following his separation;  (f) additional services as a consultant following the Termination Date will be paid to Mr. Porter at an hourly rate; (g) we will reimburse (or pay on his behalf) Mr. Porter’s COBRA insurance premiums through the eighteenth month anniversary of the termination, in accordance with the terms of his employment agreement; and (h) Mr. Porter will remain subject to certain noncompetition, noninterference and non-solicitation covenants.

The employment agreements of Messrs. Porter and Gerlich generally use the following terms:

“Reasonable Cause” or “Cause” means any of the following (a) an act or omission that amounts to dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of any of our policies or procedures; (b) a felony conviction; (c) a breach of any material term of the employment agreement; (d) the refusal to perform any services that the Named Executive Officer is required to perform under the employment agreement; or (e) with respect to Mr. Porter’s agreement only, an act that is determined by the vote of two-thirds of the stockholders to constitute “Reasonable Cause” or to be detrimental to our best interests.

“Disability” means the inability to perform the functions essential to the Named Executive Officer’s position with or without accommodation during a continuous 12 month period, due to physical or mental illness of the Named Executive Officer. The date of disability is the last day of the 12-month period. Successive periods of illness or injury that are due to the same or related causes are considered one period of disability unless the Named Executive Officer returns to work full-time for three successive months.

Under Mr. Gerlich’s employment agreement, a “change of control” occurs as a result of a sale of all or substantially all of our assets, purchase of over 50% of our stock, or through merger, consolidation, corporate restructuring or otherwise.

The Severance Plan generally uses the following terms:

“Change of Control” means (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our stockholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets, or (4) the Board’s adoption of a plan of dissolution or liquidation for us.

“Involuntary Termination” means any termination of employment that occurs within two years following a Change of Control (or, in certain limited circumstances, during the six months prior to such Change of Control) and which (1) is by us other than for cause (but excluding a termination due to the employee’s failure to accept comparable employment), or (2) is by the employee for Good Reason. An “Involuntary Termination” does not include: (a) a termination of the employee by us for cause, (b) a termination of the employee due to his death or disability, (c) a voluntary resignation by the employee other than for Good Reason, or (d) any termination of the employee by the employer as a result of the employee declining to accept an offer of comparable employment with a successor employer.

“Good Reason” means the occurrence of any of the following events after a Change of Control: (1) relocating the covered employee’s place of employment without his consent to a place that would constitute a material change in his place of employment, (2) reducing the covered employee’s annual base salary or (3) a substantial reduction in the covered employee’s position or responsibilities. In certain circumstances, the occurrence of one of these events within six months prior to the Change of Control may be Good Reason.

The Severance Plan provides that if any payment made, or benefit provided, to or on behalf of a covered employee pursuant to the plan or otherwise (“Payments”) results in a covered employee being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“Excise Tax”), we shall, as soon as administratively practicable, pay such covered employee an additional amount in cash (the “Additional Payment”) such that after payment by the covered employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, such covered employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by our independent certified public accounting firm.

Mr. Porter’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, Mr. Porter agrees to hold in confidence and not disclose any confidential information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a Reasonable Cause termination. Mr. Porter’s employment agreement further provides that, for a period of two years after his termination of employment with us for a reason other than Reasonable Cause (six months if terminated for Reasonable Cause). Mr. Porter shall not compete with us directly or indirectly.

Mr. Gerlich’s employment agreement provides that, unless specifically pre-approved by the CEO in writing, which approval may not be unreasonably withheld, Mr. Gerlich will not directly compete (as defined in the employment agreement) with us for a period of two years following his termination of employment.

Risk Assessment

The Compensation Committee uses the structural elements set forth in Part III of our 2017 Annual Report to establish compensation that will provide sufficient incentives for Named Executive Officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The Compensation Committee, with the assistance of the independent compensation consultant, continually evaluates the Company’s assessment of risk created by the Company’s compensation policies and practices. The Compensation Committee concludes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of employees of Gastar Exploration Inc. and the annual total compensation of Mr. Porter, our former President and CEO, for 2017:

Median Employee total annual compensation	$159,111
Mr. Porter (former CEO) total annual compensation	$4,203,674
Ratio of CEO to Median Employee compensation	26.4 to 1

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our former CEO, we took the following steps:

•

We determined that, as of December 31, 2017, our employee population consisted of 48 individuals with all of these individuals located in the U.S. (as reported in Part I, Item 1, “Business” of our 2017 Annual Report). This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers. We selected December 31, 2017, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.

•

We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary or wages, bonuses and restricted stock awards that vested in 2017 as reflected in our payroll records. To make them comparable, salaries for newly hired employees who had worked less than one year were annualized and the target incentive amount was applied to their total compensation measure.

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our former CEO, are located in the U.S., we did not make any cost of living adjustments in identifying the median employee.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $156,882.

•

With respect to the annual total compensation of our former CEO, we used Mr. Porter’s salary, bonus, restricted stock and PBU awards granted and all other compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $4,203,674.

Compensation Committee Report

Board of Directors of Gastar Exploration Inc.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions referred to above, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in the Company’s 2017 Annual Report on Form 10-K (incorporated by reference) and  in this proxy statement on Schedule 14A.

Gastar Exploration Inc.
Compensation Committee

/s/ Ronald D. Scott, Chairman
/s/ Randolph C. Coley
/s/ Stephen A. Holditch

The above Report of the Compensation Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporates this proxy statement by reference therein.

DIRECTORS’ COMPENSATION

For the year ended December 31, 2017, non-employee directors received the following fees:

•	An aggregate of $70,000 per year for a director retainer;
•	An aggregate of $50,000 per year for the Chairman of the Board;
•	An aggregate of $15,000 for the Chairman of the Audit Committee;
•	An aggregate of $10,000 per year for the Chairman of the Compensation Committee;
•	An aggregate of $10,000 per year for the Chairman of the Nominating & Governance Committee; and
•	An aggregate of $10,000 per year for the Chairman of the Reserves Review Committee.

We also grant to our non-employee directors restricted common shares under our stock-based compensation plan in addition to their specified cash compensation to be paid as directors. These grants are, in part, to compensate our directors for the strict regulatory role in which they have to operate and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value.

The following table shows certain information about non-employee director compensation for the year ended December 31, 2017:

Director Compensation Table

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
John H. Cassels	$72,500	$100,000	$172,500
Randolph C. Coley	$80,000	$100,000	$180,000
Stephen A. Holditch	$80,000	$100,000	$180,000
Robert D. Penner	$85,000	$100,000	$185,000
Jerry R. Schuyler	$127,500	$100,000	$227,500
Ronald D. Scott(2)	$46,667	$66,667	$113,334
Nathan W. Walton(2)	$46,667	$66,667	$113,334

(1)

Amounts reflect the grant date fair value of restricted common stock grants awarded to each of our outside directors during the year ended December 31, 2017, calculated in accordance with ASC 718 prior to a deduction for estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Scott and Walton were appointed to the Board on May 2, 2017.

The following table sets forth information about outstanding equity awards held by our Directors as of December 31, 2017:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested(1)
John H. Cassels(2)	1/30/2017	—	—	—	—	60,241	$63,253
Randolph C. Coley(3)	1/14/2010	40,000	—	$4.27	1/14/2020	—	—
	1/30/2014	—	—	—	—	60,241	$63,253
Stephen A. Holditch(3)	1/30/2017	—	—	—	—	60,241	$63,253
Robert D. Penner(3)	3/19/2009	15,000	—	$2.60	3/19/2019	—	—
	1/30/2017	—	—	—	—	60,241	$63,253
Jerry R. Schuyler(3)	1/30/2017	—	—	—	—	60,241	$63,253
Ronald D. Scott(4)	5/2/2017	—	—	—	—	52,910	$55,556
Nathan W. Walton(4)	5/2/2017	—	—	—	—	52,910	$55,556

(1)	The amounts reported in this column were calculated using the closing price of our common shares on December 29, 2017 (the last trading day of 2017) which was $1.05.
(2)	The 60,241 unvested restricted common shares granted to Mr. Cassels on January 30, 2017 vested 100% on December 31, 2017 upon his retirement.
(3)	The 60,241 unvested restricted common shares granted on January 30, 2017 vest 100% on January 30, 2018.
(4)	The 52,910 unvested restricted common shares granted on May 2, 2017 vest 100% on January 30, 2018.

For the year ending December 31, 2018, non-employee directors are expected to receive the fees listed below. The annual retainer fees are to be paid semi-annually in arrears for the prior quarters.

Annual director retainer	$70,000
Chairman of Board annual retainer(1)	$50,000
Lead Director retainer(2)	$25,000
Chairman of Audit Committee annual retainer	$15,000
Chairman of Compensation Committee annual retainer	$15,000
Chairman of Nominating & Governance Committee annual retainer	$10,000
Chairman of Reserves Review Committee retainer	$10,000

(1)

Effective February 27, 2018, Mr. Schuyler, Chairman of the Board, was appointed Interim Chief Executive Officer of the Company and the remainder of this retainer will not be paid as Mr. Schuyler now receives a salary.

(2)	Effective February 27, 2018, Mr. Coley was appointed Lead Director.

There will be no additional amounts paid for meeting or committee attendance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about the beneficial ownership of common stock and preferred stock by:

•	Each of our directors and nominees;
•	Each of our executive officers, as listed in the Summary Compensation Table, set forth under “Executive Compensation”;
•	All of our executive officers and directors as a group; and
•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

The table below is based upon information supplied by executive officers, directors, principal stockholders and from documents filed with the SEC. Applicable percentages are based on 220,105,332 shares of common stock, 4,045,000 shares of the Company’s 8.625% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 2,140,000 shares of the Company’s 10.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) outstanding on May 11, 2018.  Ares’ ownership percentage is calculated based on 220,105,332 shares of common stock outstanding plus an additional 73,520,769 shares of common stock issuable upon conversion of our convertible notes due 2022 (the “Notes”) held by the Ares Investment Vehicles (as defined below).  To the knowledge of our directors and executive officers, as of May 11, 2018, no person, firm or corporation owns, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated below. Unless otherwise stated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all shares of common and preferred stock reported as beneficially owned by them.

	Common Stock		Series A Preferred Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Our greater than 5% stockholders:
Ares Management, L.P.(1)	130,348,267	44.4%
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Fir Tree Capital Management LP(2)	21,351,973	9.7%
55 West 46th Street, 29th Floor
New York, NY 10036
BlackRock Inc.(3)	12,045,670	5.5%
55 East 52nd Street
New York, NY 10055
Our non-employee directors (4):
Randolph C. Coley (5)	387,486	*	—	—%	—	—%
Stephen A. Holditch(6)	307,388	*	—	—%	—	—%
Robert D. Penner (7)	360,938	*	—	—%	—	—%
Harry Quarls(8)	—	—%	—	—%	—	—%
Ronald D. Scott(9)	115,410	*	—	—%	—	—%
Nathan W. Walton(10)	115,410	*	—	—%	—	—%
Our executive officers(4):
J. Russell Porter, Former President and Chief Executive Officer(11)	3,729,263	1.7%	—	—%	2,000	*
Michael A. Gerlich, Senior Vice President and Chief Financial Officer(12)	2,634,824	1.2%	2,525	*	2,000	*
Stephen P. Roberts, Senior Vice President and Chief Operating Officer(13)	1,691,406	*	—	—%	—	—%
Jerry R. Schuyler, Interim Chief Executive Officer(14)	908,008	*	—	—%	—	—%
Our directors and executive officers, as a group (10 persons)	10,250,133	4.7%	2,525	*	4,000	*

*	Less than 1%.
(1)

Included as shares of common stock beneficially owned by certain funds  (the “Ares Investment Vehicles”) managed indirectly by Ares are (i) an aggregate of 56,712,088 shares of common stock outstanding and (ii) 73,520,769 shares of common stock issuable upon conversion at the option of the Ares Investment Vehicles  of the Notes, in the individual amounts below:

Ares Investment Vehicle	Common Stock	Convertible Note Shares
AF V Energy I AIV A1 L.P.	2,817,506	3,652,512
AF V Energy I AIV A2 L.P.	2,792,028	3,619,484
AF V Energy I AIV A3 L.P.	2,795,856	3,624,461
AF V Energy I AIV A4 L.P.	2,810,129	3,643,011
AF V Energy I AIV A5 L.P.	2,824,880	3,662,013
AF V Energy I AIV A6 L.P.	2,806,979	3,638,939
AF V Energy I AIV A7 L.P.	2,745,103	3,558,858
AF V Energy I AIV A8 L.P.	2,781,304	3,605,911
AF V Energy I AIV A9 L.P.	2,817,506	3,652,512
AF V Energy I AIV A10 L.P.	2,817,506	3,652,512
AF V Energy I AIV A11 L.P.	2,781,304	3,605,911
AF V Energy I AIV A12 L.P.	2,745,781	3,559,310
AF V Energy I AIV A13 L.P.	3,308,876	4,289,540
AF V Energy I AIV B1 L.P.	19,867,330	25,755,795
Total	56,712,088	73,520,769

Also included as shares of common stock beneficially owned by the Ares Investment Vehicles are 115,410 of shares held by Nathan W. Walton, which represent shares granted to Mr. Walton in his capacity as a director of the Company and for the sole benefit of the Ares Entities (as defined below) (see footnote 9 below for more information). The shares held by AF V Energy I AIV B1, L.P. represent approximately 9.0 % of our outstanding shares of common stock.  None of the other Ares Investment Vehicles hold shares of common stock representing 5.0% or more of the our outstanding shares of common stock.  The manager of the Ares Investment Vehicles is ACOF Investment Management LLC (“ACOF”), the sole member of which is Ares.  The sole member of Ares is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco, LLC (“Ares Holdco”).  The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”), whose sole stockholder is Ares Management, L.P. (“Ares Management”). The general partner of Ares Management is Ares Management GP LLC (“Ares Management GP”), and the sole member of Ares Management GP is Ares Partners Holdco LLC (“Ares Partners,” and together with the Ares Investment Vehicles, ACOF, Ares, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, and Ares Management GP, the “Ares Entities”).  Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over board decisions. Each of the Ares Entities (other than each of the Ares Investment Vehicles with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of common stock.The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)

Based upon a Schedule 13G filed in respect of Gastar Exploration Inc. on February 14, 2018.  Fir Tree Capital Management LP, a Delaware limited partnership, is the investment manager of certain private-pooled investment vehicles and has been granted investment discretion over portfolio investments, including shares held by such investment vehicles.

(3)

Based upon a Schedule 13G filed in respect of Gastar Exploration Inc. on February 1, 2018.  According to the Schedule 13G, BlackRock Inc. has sole voting power with respect to 11,874,561 shares and sole dispositive power with respect to all 12,045,670 reported shares.

(4)

The contact address for our non-employee directors and executive officers is 1331 Lamar Street, Suite 650, Houston, Texas 77010. Individuals holding unvested restricted common shares have the right to vote those common shares.

(5)

As of May 11, 2018, Mr. Coley owned 284,986 common shares directly, beneficially held 62,500 unvested restricted common shares and held stock options to purchase 40,000 common shares, all of which currently are vested and exercisable as of March 12, 2018 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.

(6)

As of May 11, 2018, Mr. Holditch owned 244,888 common shares directly and beneficially held 62,500 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(7)

As of May 11, 2018, Mr. Penner owned 283,438 common shares directly, beneficially held 62,500 unvested restricted common shares, and held stock options to purchase 15,000 common shares, all of which currently are vested and exercisable as of May 11, 2018 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.

(8)	Mr. Quarls was appointed as a director effective May 14, 2018. As of May 11, 2018, Mr. Quarls did not own any common or preferred shares.
(9)

As of May 11, 2018, Mr. Scott owned 52,910 common shares directly and beneficially held 62,500 unvested restricted common shares.  Individuals holding unvested restricted common shares have the right to vote those common shares.

(10)

As of May 11, 2018, Mr. Walton owned 52,910 common shares directly and beneficially held 62,500 unvested restricted common shares.  Individuals holding unvested restricted common shares have the right to vote those common shares.

(11)

As of May 11, 2018, Mr. Porter owned 3,579,263 common shares directly and 150,000 common shares in trust and held stock options to purchase 30,000 common shares, all of which currently are vested and exercisable as of May 11, 2018 regardless of trading price.  Mr. Porter’s beneficial ownership information is presented based on SEC reports regarding his ownership of the Company’s common stock as of April 10, 2018, the date on which he received his vested equity awards pursuant to his separation agreement.  Additionally, as of May 11, 2018, Mr. Porter directly owned 2,000 shares of Gastar Series B Preferred Stock.  Mr. Porter resigned as Director, President and Chief Executive Officer on February 26, 2018.  Mr. Porter’s resignation did not result from any disagreements with the Company regarding any matter related to the Company’s operations, policies or practices.

(12)

As of May 11, 2018, Mr. Gerlich owned 1,059,156 common shares directly, beneficially held 1,555,668 unvested restricted common shares and held stock options to purchase 20,000 common shares, all of which currently are vested and exercisable as of May 11, 2018 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of May 11, 2018, Mr. Gerlich directly owned 2,525 shares of Gastar Series A Preferred Stock and 2,000 shares of Gastar Series B  Preferred Stock.

(13)	As of May 11, 2018, Mr. Roberts beneficially held 1,691,406 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.
(14)

As of May 11, 2018, Mr. Schuyler owned 192,939 common shares directly and beneficially held 715,069 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a formal written related party policy. These written policies and procedures for review, approval or ratification of related party transactions fall within the responsibilities of the Audit Committee.  Our policy covers any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest.  For the purposes of the policy, related parties include all executive officers, directors, and persons known to us to be the beneficial owner of more than 5% of our outstanding common shares, and family members of the foregoing.  The Audit Committee reviews and approves all related party transactions. In the course of its review, the Audit Committee considers, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related party's interest in the transaction and (3) whether the transaction is material to the Company. As a matter of course, any Audit Committee member that cannot be viewed as independent with respect to the transaction at issue will withhold his vote and declare his interest in the transaction.

Mr. Walton is a Partner in the Ares Private Equity Group and a member of the management committee of Ares Management. The Ares Investment Vehicles entered into material definitive agreements with the Company as previously disclosed in the Company’s Current Report on Form 8-K, File No. 001-35211, filed with the SEC on March 7, 2017 and the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2017. Mr. Walton does not have any family relationships with any of the Company’s directors or executive officers, and, except for Mr. Walton’s affiliation with the Ares Investment Vehicles, he is not a party to and does not have any material interest in any transactions of the type listed in Item 404(a) of Regulation S-K of the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based on our review of the copies of such reports and written representations that no other reports were required, we believe that all such filing requirements were complied with during the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During the year ended December 31, 2017, Messrs. Cassels, Coley and Schuyler each served as members of the Compensation Committee during all of the year.  None of these directors is or has ever served as one of our officers or employees. None of our executive officers serves or has served as a director or member of a board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on the Board or Compensation Committee.

BOARD’S ROLE IN OVERSIGHT OF RISK MANAGEMENT

Risk is inherent in business, and it is the responsibility of the senior management to develop and implement the Company’s short and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. The Board is actively involved in oversight of risks that could affect us and works with management to ensure that it has in place processes for dealing appropriately with risk.

Board oversight is conducted in part through its committees. In particular, the Audit Committee is charged with oversight of our risks relating to finance, legal, regulatory and accounting compliance and is updated at least quarterly on our compliance with internal controls. The Board satisfies its oversight responsibility through full reports by each committee chairman regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of our particular risks. In addition, we have internal audit systems in place to review adherence to established policies and procedures. The Nominating & Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Reserves Review Committee monitors the integrity of our reserve estimates and related disclosures. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

INDEPENDENT ACCOUNTANTS, FEES AND POLICIES

The Board has determined, upon the recommendation and approval of the Audit Committee, to appoint BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Summary of Audit Fees

Aggregate fees incurred for professional services rendered to us by BDO USA, LLP, our principal independent registered public accounting firm, for the years ended December 31, 2017 and 2016 were:

	For the Years Ended December 31,
	2017	2016
	(in thousands)
Audit fees	$503	$400
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$503	$400

The audit fees for the years ended December 31, 2017 and 2016 were primarily for professional services rendered in connection with the audit of our consolidated financial statements; fees related to our compliance with the Sarbanes-Oxley Act of 2002; and services rendered in connection with quarterly reviews of financial statements and various documents filed with various governmental agencies. Audit fees for 2017 include $64,000 of audit services related to financing activities and audit fees for 2016 include $50,000 of audit services related to financing, disposition and stockholder rights agreement activities.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of certain audit and permitted non-audit services provided by our independent registered public accounting firm.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

Proposal 1.	Election of the Board

As of the Record Date, the Board consists of seven (7) directors. The term of each director currently serving on the Board will expire on the date of the Annual Meeting.  Based upon the recommendation of the Nominating & Governance Committee, Messrs. Coley, Holditch, Penner, Quarls and Schuyler have been nominated for election by the holders of our common stock to the Board at the Annual Meeting.  Messrs. Scott and Walton have been nominated by the current holders of our Special Voting Preferred Stock, and are expected to be elected to the Board by such holders at the Annual Meeting pursuant to the rights of such holders under the Certificate of Designations of Special Voting Preferred Stock.  Holders of Special Voting Preferred Stock will not be entitled to vote for other director nominees or on any other matters at the Annual Meeting.

If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Once elected, our directors hold office until our next annual meeting of stockholders, until successors are elected and qualified or until their earlier resignation of removal.

As discussed in more detail under the heading “Corporate Governance” on page 8 of this Proxy Statement, in evaluating individual directors, the Board and the Nominating & Governance Committee consider the particular experiences, qualifications, attributes and skills of that person to determine whether he should serve as one of our directors, as well as the composition of the Board as a whole. The biographies of each of the nominees below contain information as of May 21, 2018 regarding the person’s service as our director, business experience, other director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings over the past 10 years, if applicable. The biographies also highlight the particular experiences, qualifications, attributes or skills that caused the Nominating & Governance Committee and the Board to conclude that the person should serve as a director of the Company.

The director nominees proposed for election by the holders of our common stock are as follows:

Randolph C. Coley, 71, was appointed to the Board in January 2010.  Effective February 27, 2018, Mr. Coley was appointed lead director.  Mr. Coley is currently retired and has been since the end of 2008. From 1999 until his retirement at the end of 2008, Mr. Coley was a partner in the Houston, Texas office of the law firm of King & Spalding LLP, where his practice was concentrated in the areas of corporate and securities law. Previously, he served as Executive Managing Director and Head of Investment Banking for Morgan Keegan & Company, Inc. and was a partner in King & Spalding LLP's Atlanta office. He served as a director of Deltic Timber Corporation (“Deltic”), a publicly-traded natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber,  from 2007 until February 2018 when Deltic merged with Potlatch.  Mr. Coley was a member of the audit and the nominating and corporate governance committees of Deltic. He also served as a director of Trade Street Residential, Inc. (“Trade Street”), a real estate investment trust that develops and owns residential apartments, from 2013 until it was merged out of existence in September 2015. Mr. Coley was a member of the audit committee and chaired the nominating and corporate governance committee of Trade Street. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Coley earned his undergraduate degree from Vanderbilt University and graduated with a law degree from Vanderbilt School of Law. Mr. Coley resides in Atlanta, Georgia. Mr. Coley was chosen as a director because of his extensive business and legal background and his keen understanding of various corporate governance matters that he has attained through his representation of and service on other public company boards.

Stephen A. Holditch, 71, became a member of the Board effective August 8, 2014. Dr. Holditch is a Professor Emeritus in the Harold Vance Department of Petroleum Engineering at Texas A&M University, having retired from the University on January 31, 2013.  Dr. Holditch rejoined the faculty part time in 2015 to assist the department in research planning.  Dr. Holditch was the Director of the Texas A&M University Energy Institute from 2011 to 2013. From January 2004 to January 2012, Dr. Holditch was head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. In 1995, Dr. Holditch was elected to the National Academy of Engineering, the highest professional honor awarded to an engineer for his innovative work in developing low permeability gas reservoirs. From 1977 to 1997, Dr. Holditch was the President of S.A. Holditch & Associates, Inc., a company specializing in evaluations, completions and stimulation of tight gas reservoirs, to include sandstones, coal seams and shale formations. Schlumberger purchased S.A. Holditch & Associates, Inc. in 1997 and Dr. Holditch worked for Schlumberger as an advisor to top level management until 2004. Dr. Holditch was previously on the board of directors at Matador Petroleum Corporation and is an original shareholder in Matador Resources Company. He was first elected to the board of directors of Matador Resources Company in January 2004 and served as chair of the Operations and Engineering Committee until rotating off the board in 2014. Additionally, from February 2006 to December 2011, Dr. Holditch was on the board of directors of Triangle Petroleum Corporation, an oil and natural gas exploration company. While there, he helped to formulate the strategy and oversee the company’s growth before resigning in 2011 to devote more time to Texas A&M University. Dr. Holditch received his B.S., M.S. and Ph.D. in Petroleum Engineering from Texas A&M University in 1969, 1970 and 1976, respectively. Dr. Holditch was selected to be a Distinguish Alumnus from Texas A&M University in 2014. Dr. Holditch was chosen as a director because of his extensive experience in the energy industry and substantial knowledge of petroleum engineering matters.

Robert D. Penner, 74, became a member of the Board effective July 2007. Mr. Penner currently is and has been an independent consultant since 2004, when he retired from his position as a senior partner with the auditing firm of KPMG, after a career of advising public and private clients on tax and accounting matters for more than 40 years. He currently serves on the board of directors for Equana Technologies Inc. (formerly Sustainable Energy Technologies Ltd.), a manufacturer and seller of electronic components for grid-connected solar power systems as well as Corridor Resources Inc., a company involved in the exploration, development and production of natural gas and oil. On April 20, 2010, Mr. Penner resigned from the board of directors of Altima Resources Ltd. (successor company to Unbridled Energy Corporation), an oil and natural gas exploration company. On September 29, 2011, Mr. Penner resigned from the Board of Storm Cat Energy Corporation (“Storm Cat”). In 2016, Mr. Penner resigned from the Board of Terra Energy Corp.  He additionally serves on the board of directors of several private companies and the Canadian National Institute for the Blind, a non-governmental organization. Mr. Penner received his Chartered Accountant designation in 1971 in Manitoba and 1977 in Alberta. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Penner is currently the audit committee chairman for each of the public companies of which he is a director. Mr. Penner is a graduate member of the Institute of Corporate Directors. Mr. Penner resides in Calgary, Alberta, Canada. Mr. Penner was chosen as a director because of his keen understanding of finance, accounting and various corporate governance matters that he has attained through his career with KPMG and service on other public company boards.

Harry Quarls, 65, was appointed to the Board on May 14, 2018.  Mr. Quarls currently serves as an independent director for Rosehill Resources Inc. (“Rosehill”), an independent oil and natural gas company.  He was elected to the Rosehill board of directors in April 2017.  He also currently serves as chairman of the board of directors of SH 130 Concessions Company LLC and as a director of Opal Resources LLC, a private oil and gas company.  Mr. Quarls served as chairman of the board for Penn Virginia Corporation (“Penn Virginia”), an exploration and production company, from September 2016 until his retirement in February 2018.  Mr. Quarls served as managing director at Global Infrastructure Partners from January 2009 until December 2017.  He previously served as chairman of the board of US Oil Sands Corporation, an oil sands exploration and development company, from January to June 2017 and of Trident Resources Corporation, a natural gas exploration and production company, from October 2011 to August 2016.  Mr. Quarls served as a director for Fairway Resources LLC, an independent oil and gas company, from February 2010 to December 2014.  Additionally, Mr. Quarls served as managing director and practice leader for global energy as well as a member of the board of directors at Booz & Company, a leading international management consulting firm, from 1982 to 2007.  Mr. Quarls earned an MBA from Stanford University and also holds ScM. and Bachelors of Science degrees, both in chemical engineering, from M.I.T. and Tulane University, respectively.  Mr. Quarls was identified as a potential director candidate by a member of the Company’s management.  Mr. Quarls was chosen as director for his considerable financial and energy investing experience, as well as his experience on the boards of numerous public and private energy companies.

Jerry R. Schuyler, 63, became a member of the Board effective August 8, 2014 and effective November 16, 2015, was appointed Chairman of the Board.  Effective February 27, 2018, Mr. Schuyler was appointed to serve as Interim Chief Executive Officer.  Mr. Schuyler currently serves as an independent director for Penn Virginia.  He was elected to the Penn Virginia board in November 2016.  Mr. Schuyler served as an independent director for privately-funded Yates Petroleum Corporation, an exploration and production company, from December 2015 until the sale of the company in October 2016.   Mr. Schuyler was also an independent director for private equity funded Gulf Coast Energy Resources Company, an exploration and production company, a position he held from 2010 until the company’s sale in 2015.  He also served as an independent director for publicly traded Rosetta Resources Inc. (“Rosetta”), an independent oil and natural gas exploration company, from December 2013 until Rosetta was purchased in 2015. Mr. Schuyler previously served as a director for Laredo Petroleum, Inc. (“Laredo”) for six years. He joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer. In July 2008, he was promoted to President and Chief Operating Officer. He served in that capacity and as a director of the Laredo board of directors until July of 2013 when he announced his retirement. During Mr. Schuyler’s tenure at Laredo, he was instrumental in helping grow Laredo from a private equity financed start-up company into a publicly traded company listed on the New York Stock Exchange. Mr. Schuyler has a Bachelor of Science degree in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses in the executive program at the Bauer College of Business at the University of Houston. Mr. Schuyler was chosen as a director because of his substantial knowledge of the energy industry and his business, leadership and management expertise.

With respect to the election of directors by our common stockholders, the above director nominees must receive a plurality of votes cast in person or by proxy to be elected as directors.

The Board unanimously recommends that common stockholders vote “FOR” the election of each of the above director nominees.

The director nominees proposed for election by the holders of our Special Voting Preferred Stock are as follows:

Ronald D. Scott, 59, became a member of the Board effective May 2, 2017. Mr. Scott has over 30 years of oil and natural gas industry experience.  He also serves as a director of Halcόn Resources Corporation, a publicly traded energy company.  In addition, Mr. Scott serves as a director of Blackbrush Oil and Gas, Verdad Resources and Elk Hills Power, all privately held energy companies.  Previously, Mr. Scott served as a member of the board of directors of Clayton Williams Energy, Inc. and Pardus Energy.  Mr. Scott has been the Chief Executive Officer of Development Capital Resources since 2017.  Previously, Mr. Scott served as President and Chief Executive Officer of True Oil Company, a private equity backed oil and gas firm from 2013 to 2016. Prior to True Oil Company, he worked for Henry Petroleum and its successor companies, Henry Resources and HPC Energy, as President and Chief Operating Officer. During this time, Mr. Scott successfully led the sale and re-start of multiple operating oil and gas entities. Beginning his career with Exxon Corporation, Mr. Scott held various supervisory and managerial assignments in Engineering, Operations, Planning and Financial Accounting and Reporting. In addition to the Permian Basin, he had assignments covering operational areas in the Gulf Coast/Gulf of Mexico region, California and the Rocky Mountains. Mr. Scott was the Technical Manager for Exxon's multi-billion dollar onshore operations in the Western United States and prior to joining Henry Petroleum. Mr. Scott serves as Vice President of the Board of the Henry Foundation, as a founding board member of Educate Midland, a non-profit focused on public education, and on the board of directors of the Midland, Texas Chamber of Commerce. Mr. Scott holds Master and Bachelor of Science degrees in Engineering from New Mexico State University and is a Registered Petroleum Engineer in the State of Texas. Mr. Scott was chosen as a director because of his qualifications which include his more than thirty years in the oil and gas industry, leadership experience and technical expertise as a petroleum engineer.

Nathan W, Walton, 40, became a member of the Board effective May 2, 2017. Mr. Walton is a Partner and Co-Head of North American Private Equity within Ares Private Equity Group and a member of the Management Committee of Ares Management. He joined Ares Management in 2006. Mr. Walton serves on the Ares Private Equity Group’s ACOF Investment Committee. He also serves on the Board of Directors of Development Capital Resources, LP, EPIC Midstream Holdings, LP, Halcón Resources Corporation, Salt Creek Midstream LLC, Verdad Resources Holdings LLC and the parent company of BlackBrush Oil & Gas L.P. Mr. Walton holds a B.A. from Princeton University in Politics and an M.B.A. from the Stanford Graduate School of Business. Mr. Walton has experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including the oil and natural gas exploration and production industry. Mr. Walton's qualifications to serve on the board include his vast knowledge of the oil and natural gas exploration and production industry, his directorship experience and investment expertise in the energy industry.

With respect to the election of directors by holders of Special Voting Preferred Stock, director nominees must receive a majority of votes cast in person or by proxy to be elected as directors.

The Board has not made any recommendation to holders of our Special Voting Preferred Stock regarding the election of their director nominees.

Proposal 2.	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2018

On March 12, 2018, the Audit Committee recommended and approved the appointment of BDO USA, LLP, as our independent registered public accounting firm, for the year ending December 31, 2018. BDO USA, LLP served as our independent registered public accounting firm during the years ended December 31, 2017 and 2016. See “Independent Accountants, Fees and Policies” on page 39. Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, we are seeking stockholder ratification of such appointment as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the common stock votes cast in person or by proxy is required to ratify the appointment of BDO USA, LLP.

The Board unanimously recommends that common stockholders vote “FOR” the proposal to ratify the appointment of the firm of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Proposal 3.	Advisory Vote on Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation” section and elsewhere in this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been, and continues to be, to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles and stockholder interests and concerns.

As described in the “Executive Compensation” section of this Proxy Statement , we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the  “Executive Compensation” section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, enables our stockholders the opportunity to express their views, on an advisory basis, on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

Based on the voting results at Gastar Exploration Inc.’s 2017 Annual Meeting of Stockholders with respect to the frequency of advisory votes to approve the compensation of the Company’s Named Executive Officers, the Company has decided to include an advisory vote to approve the compensation of its Named Executive Officers in its proxy materials on an annual basis.

As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

For the reasons set forth above, the following resolution will be submitted for common stockholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers and the related compensation philosophy, policies and procedures disclosed in the Proxy Statement, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, pursuant to the compensation disclosure rules of the SEC, is hereby approved.”

The Board recommends that the common stockholders vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same last name and address will receive only one copy of the proxy materials unless we have received instructions from one or more of such stockholders that they would like to receive multiple copies. This procedure reduces duplicate mailings and saves significant printing costs and postage fees. Stockholders who receive a household mailing this year and who would like to receive additional copies of the proxy materials (including with respect to those materials that may be delivered to stockholders in connection with future annual or special meetings of stockholders) should contact us by written notification to our corporate offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010 or by telephone at (713) 739-1800, and upon receipt of such request, we will promptly provide separate copies of the proxy materials. Stockholders who currently receive multiple copies of the proxy materials at their shared address and would like to request “householding” of their communications should notify us of the same at the contact information set out above.

PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our Proxy Statement

Under the rules of the SEC, stockholder proposals that are being submitted for inclusion in our proxy statement relating to our 2019 annual meeting of stockholders must be received no later than January 28, 2019 at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Such proposals, when submitted, must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our Bylaws.

Proposals Not for Inclusion in Our Proxy Statement

Our Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement, but directly at the 2019 annual meeting of stockholders, including nominations of persons for election to our Board. Notice of such proposals must be received at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Based upon the anniversary date of the 2018 Annual Meeting of Stockholders as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received no earlier than February 26, 2019 and no later than March 28, 2019. In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 30 days after such anniversary date, then to be timely such notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company. Such proposals when submitted must be in full compliance with applicable law and our Bylaws.

ADDITIONAL INFORMATION

Additional information relating to us is filed with the SEC at www.sec.gov. Stockholders may contact Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010 to request at no charge copies of our 2017 Annual Report, which includes our financial statements for the year ended December 31, 2017.

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

GASTAR EXPLORATION INC. 1331 LAMAR STREET, SUITE 650 HOUSON, TX 77010

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
GASTAR EXPLORATION INC. The Board of Directors recommends you vote FOR all of the following nominees:
	□	□	□

1. Election of Directors
Nominees
01 Randolph C. Coley	02 Stephen A. Holditch		03 Robert D. Penner	04 Harry Quarls	05 Jerry R. Schuyler

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2 Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ended December 31, 2018.						□	□	□

3 Approve on a non-binding advisory basis the compensation of the Company's Named Executive Officers, as disclosed in the Proxy Statement.						□	□	□

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxyholder will have the authority to vote FOR Proposals 2 and 3 in accordance with the rules and regulations of the Securities and Exchange Commission and FOR all nominees listed in Proposal 1.

The proxyholder is authorized, in his discretion, to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			□

	Yes	No
Please indicate if you plan to attend this meeting.	□	□

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held On June 26, 2018: The Annual Report, Proxy Card and Notice and Proxy Statement are available at  www.proxyvote.com

GASTAR EXPLORATION INC.

Instrument of Proxy

Annual Meeting of Stockholders

June 26, 2018 10:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned stockholder of Gastar Exploration Inc. (the “Company”) hereby appoints Jerry R. Schuyler, Interim Chief Executive Officer of the Company, and Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company, or either of them, each with the power to appoint his substitute, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of the Company that the stockholder is entitled to vote at the Annual Meeting of Stockholders, to be held at 10:00 A.M. central time on June 26, 2018, at the Embassy Suites by Hilton Houston Downtown, 1515 Dallas Street, Houston, Texas 77010, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named above as proxies will vote for the election of such other person(s) as may be nominated by the Board or the Board may reduce the size of the Board

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side